UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No. )

Filed by the Registrant ☒

Filed by a Party other than the Registrant ☐

Check the appropriate box:

☐	Preliminary Proxy Statement
☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material under §240.14a-12

Desktop Metal, Inc.

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
☐	Fee paid previously with preliminary materials:
☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11.

Desktop Metal, Inc.

NOTICE & PROXY STATEMENT

Annual Meeting of Stockholders

June 8, 2023

12:00 p.m. Eastern time

DESKTOP METAL, INC.
63 3rd AVENUE, BURLINGTON, MA 01803

April 25, 2023

To Our Stockholders:

You are cordially invited to attend the 2023 Annual Meeting of Stockholders (the “Annual Meeting”) of Desktop Metal, Inc. at 12:00 p.m. Eastern time, on Thursday, June 8, 2023. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast.

The Notice of Meeting and Proxy Statement on the following pages describe the matters to be presented at the Annual Meeting. Please see the section called “Who can attend the Annual Meeting?” on page 6 of the proxy statement for more information about how to attend the meeting online.

Whether or not you attend the Annual Meeting online, it is important that your shares be represented and voted at the Annual Meeting. Therefore, I urge you to promptly vote and submit your proxy by phone, via the Internet, or, if you received paper copies of these materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope, which requires no postage if mailed in the United States. If you have previously received our Notice of Internet Availability of Proxy Materials, then instructions regarding how you can vote are contained in that notice. If you have received a proxy card, then instructions regarding how you can vote are contained on the proxy card. If you decide to attend the Annual Meeting, you will be able to vote online, even if you have previously submitted your proxy.

Thank you for your support.

Sincerely,

/s/ Ric Fulop

Ric Fulop
Chief Executive Officer and Chairman

DESKTOP METAL, INC.
63 3rd Avenue, Burlington, MA 01803

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
TO BE HELD THURSDAY, JUNE 8, 2023

The Annual Meeting of Stockholders (the “Annual Meeting”) of Desktop Metal, Inc. Inc., a Delaware corporation (the “Company”), will be held at 12:00 p.m. Eastern time on Thursday, June 8, 2023. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DM2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting will be held for the following purposes:

●	To elect Scott Dussault and Ric Fulop as Class III directors to serve until the 2026 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;
●	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
●	To approve, on an advisory, non-binding basis, the compensation paid to our named executive officers;
●	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

Holders of record of our common stock as of the close of business on April 10, 2023 are entitled to notice of and to vote at the Annual Meeting, or any continuation, postponement or adjournment of the Annual Meeting. A complete list of such stockholders will be open to the examination of any stockholder for a period of ten days prior to the Annual Meeting for a purpose germane to the meeting by sending an email to investors@desktopmetal.com, stating the purpose of the request and providing proof of ownership of Company stock. The list of these stockholders will also be available on the bottom of your screen during the Annual Meeting after entering the 16-digit control number included on your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials. The Annual Meeting may be continued or adjourned from time to time without notice other than by announcement at the Annual Meeting.

It is important that your shares be represented regardless of the number of shares you may hold. Whether or not you plan to attend the Annual Meeting online, we urge you to vote your shares via the toll-free telephone number or over the Internet, as described in the enclosed materials. If you received a copy of the proxy card by mail, you may sign, date and mail the proxy card in the enclosed return envelope. Promptly voting your shares will ensure the presence of a quorum at the Annual Meeting and will save us the expense of further solicitation. Submitting your proxy now will not prevent you from voting your shares at the Annual Meeting if you desire to do so, as your proxy is revocable at your option.

By Order of the Board of Directors

/s/ Meg Broderick

Meg Broderick
General Counsel and Secretary

Burlington, Massachusetts
April 25, 2023

DESKTOP METAL, INC.

63 3RD AVENUE

BURLINGTON, MA 01803

PROXY STATEMENT

This proxy statement is furnished in connection with the solicitation by the Board of Directors of Desktop Metal, Inc. of proxies to be voted at our Annual Meeting of Stockholders to be held on Thursday, June 8, 2023 (the “Annual Meeting”), at 12:00 p.m. Eastern time, and at any continuation, postponement, or adjournment of the Annual Meeting. The Annual Meeting will be a completely virtual meeting, which will be conducted via live webcast. You will be able to attend the Annual Meeting online and submit your questions during the meeting by visiting www.virtualshareholdermeeting.com/DM2023 and entering your 16-digit control number included in your Notice of Internet Availability of Proxy Materials, on your proxy card or on the instructions that accompanied your proxy materials.

Holders of record of shares of our Class A common stock (our “common stock”), as of the close of business on April 10, 2023 (the “Record Date”), will be entitled to notice of and to vote at the Annual Meeting and any continuation, postponement, or adjournment of the Annual Meeting, and will vote together as a single class on all matters presented at the Annual Meeting. As of the Record Date, there were 320,794,729 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting. Each share of Class A common stock is entitled to one vote per share on any matter presented to stockholders at the Annual Meeting.

This proxy statement and the Company’s Annual Report to Stockholders for the year ended December 31, 2022 (the “2022 Annual Report”) will be released on or about April 25, 2023 to our stockholders on the Record Date.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS
FOR THE STOCKHOLDER MEETING TO BE HELD ON THURSDAY, JUNE 8, 2023

This Proxy Statement and our 2022 Annual Report to Stockholders are available for viewing, printing and downloading at
http://www.proxyvote.com/

Proposals

At the Annual Meeting, our stockholders will be asked:

●	To elect Scott Dussault and Ric Fulop as Class III directors to serve until the 2026 Annual Meeting of Stockholders, and until their respective successors shall have been duly elected and qualified;
●	To ratify the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023;
●	To approve, on an advisory, non-binding basis, the compensation paid to our named executive officers; and
●	To transact such other business as may properly come before the Annual Meeting or any continuation, postponement, or adjournment of the Annual Meeting.

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Recommendations of the Board

The Board of Directors (the “Board”) recommends that you vote your shares as indicated below. If you return a properly completed proxy card, or vote your shares by telephone or Internet, your shares of common stock will be voted on your behalf as you direct. If not otherwise specified, the shares of common stock represented by the proxies will be voted, and the Board of Directors recommends that you vote:

●	FOR the election of Scott Dussault and Ric Fulop as Class III directors to serve until the 2026 Annual Meeting of Stockholders;
●	FOR the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023; and
●	FOR the approval, on an advisory, non-binding basis, of compensation paid to our named executive officers.

If any other matter properly comes before the stockholders for a vote at the Annual Meeting, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Information About This Proxy Statement

Why you received this proxy statement. You are viewing or have received these proxy materials because Desktop Metal’s Board of Directors is soliciting your proxy to vote your shares at the Annual Meeting. This proxy statement includes information that we are required to provide to you under the rules of the Securities and Exchange Commission (“SEC”) and that is designed to assist you in voting your shares.

Notice of Internet Availability of Proxy Materials. As permitted by SEC rules, Desktop Metal is making this proxy statement and its 2022 Annual Report available to its stockholders electronically and free of charge via the Internet. On or about April 25, 2023, we mailed to our stockholders a Notice of Internet Availability of Proxy Materials (the “Internet Notice”) containing instructions on how to access this proxy statement and our 2022 Annual Report and vote online. If you received an Internet Notice by mail, you will not receive a printed copy of the proxy materials in the mail unless you specifically request them. Instead, the Internet Notice instructs you on how to access and review all of the important information contained in the proxy statement and 2022 Annual Report. The Internet Notice also instructs you on how you may submit your proxy over the Internet. If you received an Internet Notice by mail and would like to receive a printed copy of our proxy materials, you should follow the instructions for requesting such materials contained on the Internet Notice.

Printed Copies of Our Proxy Materials. If you received printed copies of our proxy materials, then instructions regarding how you can vote are contained on the proxy card included in the materials.

Householding. The SEC’s rules permit us to deliver a single set of proxy materials to one address shared by two or more of our stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, we have delivered only one set of proxy materials to multiple stockholders who share an address, unless we received contrary instructions from the impacted stockholders prior to the mailing date. We agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of those documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. at 1-866-540-7095, or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

If you are currently a stockholder sharing an address with another stockholder and wish to receive only one copy of future proxy materials for your household, please contact Broadridge at the above phone number or address.

QUESTIONS AND ANSWERS ABOUT THE ANNUAL MEETING

Who is entitled to vote at the Annual Meeting?

The Record Date for the Annual Meeting is April 10, 2023. You are entitled to vote at the Annual Meeting only if you were a stockholder of record at the close of business on that date, or if you hold a valid proxy for the Annual Meeting. Each outstanding share of Class A common stock is entitled to one vote for all matters before the Annual Meeting. At the close of business on the Record Date, there were 320,794,729 shares of Class A common stock outstanding and entitled to vote at the Annual Meeting.

What is the difference between being a “record holder” and holding shares in “street name”?

A record holder holds shares in his or her name. Shares held in “street name” means shares that are held in the name of a bank or broker on a person’s behalf.

Am I entitled to vote if my shares are held in “street name”?

Yes. If your shares are held by a bank or a brokerage firm, you are considered the “beneficial owner” of those shares held in “street name.” If your shares are held in street name, these proxy materials are being provided to you by your bank or brokerage firm, along with a voting instruction card if you received printed copies of our proxy materials. As the beneficial owner, you have the right to direct your bank or brokerage firm how to vote your shares, and the bank or brokerage firm is required to vote your shares in accordance with your instructions. If your shares are not registered in your own name and you would like to vote your shares at the Annual Meeting, you should contact your broker or other nominee to obtain your 16-digit control number or otherwise vote through the broker or nominee.

How many shares must be present to hold the Annual Meeting?

A quorum must be present at the Annual Meeting for any business to be conducted. The presence at the Annual Meeting of the holders of a majority in voting power of the stock issued and outstanding and entitled to vote, present online or by proxy, will constitute a quorum.

Who can attend the Annual Meeting?

You may attend and participate in the Annual Meeting by visiting the following website: www.virtualshareholdermeeting.com/DM2023. To attend and participate in the Annual Meeting, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials. If your shares are held in “street name,” you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. The meeting webcast will begin promptly at 12:00 p.m. Eastern time. We encourage you to access the meeting prior to the start time. Online check-in will begin at 11:45 a.m. Eastern time, and you should allow ample time for the check-in procedures.

What if a quorum is not present at the Annual Meeting?

If a quorum is not present at the scheduled time of the Annual Meeting, the Chairperson of the Annual Meeting is authorized by our Amended and Restated Bylaws to adjourn the meeting, without the vote of stockholders.

What does it mean if I receive more than one Internet Notice or more than one set of proxy materials?

It means that your shares are held in more than one account at the transfer agent and/or with banks or brokers. Please vote all of your shares. To ensure that all of your shares are voted, for each Internet Notice or set of proxy materials, please submit your proxy by phone, via the Internet, or, if you received printed copies of the proxy materials, by signing, dating and returning the enclosed proxy card in the enclosed envelope.

How do I vote?

Stockholders of Record. If you are a stockholder of record, you may vote:

●	by Internet—You can vote over the Internet at www.proxyvote.com by following the instructions on the Internet Notice or proxy card;
●	by Telephone—You can vote by telephone by calling 1-800-690-6903 and following the instructions on the proxy card;
●	by Mail—You can vote by mail by signing, dating and mailing the proxy card, which you may have received by mail; or
●	Electronically at the Meeting—If you attend the meeting online, you will need the 16-digit control number included in your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials to vote electronically during the meeting.

Internet and telephone voting facilities for stockholders of record will be available 24 hours a day and will close at 11:59 p.m. Eastern time, on June 8, 2023. To participate in the Annual Meeting, including to vote via the Internet or telephone, you will need the 16-digit control number included on your Internet Notice, on your proxy card or on the instructions that accompanied your proxy materials.

Whether or not you expect to attend the Annual Meeting online, we urge you to vote your shares as promptly as possible to ensure your representation and the presence of a quorum at the Annual Meeting. If you submit your proxy, you may still decide to attend the Annual Meeting and vote your shares electronically.

Beneficial Owners of Shares Held in “Street Name.” If your shares are held in “street name” through a bank or broker, you will receive instructions on how to vote from the bank or broker. You must follow their instructions in order for your shares to be voted. Internet and telephone voting also may be offered to stockholders owning shares through certain banks and brokers. If your shares are not registered in your own name and you would like to vote your shares online at the Annual Meeting, you should contact your bank or broker to obtain your 16-digit control number or otherwise vote through the bank or broker. If you lose your 16-digit control number, you may join the Annual Meeting as a “Guest” but you will not be able to vote, ask questions or access the list of stockholders as of the Record Date. You will need to obtain your own Internet access if you choose to attend the Annual Meeting online and/or vote over the Internet.

Can I change my vote after I submit my proxy?

Yes.

If you are a registered stockholder, you may revoke your proxy and change your vote:

●	by submitting a duly executed proxy bearing a later date;
●	by granting a subsequent proxy through the Internet or telephone;
●	by giving written notice of revocation to the Secretary of Desktop Metal prior to or at the Annual Meeting; or
●	by voting online at the Annual Meeting.

Your most recent proxy card or Internet or telephone proxy is the one that is counted. Your attendance at the Annual Meeting by itself will not revoke your proxy unless you give written notice of revocation to the Secretary before your proxy is voted or you vote online at the Annual Meeting.

If your shares are held in street name, you may change or revoke your voting instructions by following the specific directions provided to you by your bank or broker, or you may vote online at the Annual Meeting using your 16-digit control number or otherwise voting through your bank or broker.

Who will count the votes?

A representative of Broadridge Financial Solutions, Inc., our inspector of election, will tabulate and certify the votes.

What if I do not specify how my shares are to be voted?

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote in accordance with the recommendations of the Board of Directors. The Board of Directors’ recommendations are indicated on page 4 of this proxy statement, as well as with the description of each proposal in this proxy statement.

Will any other business be conducted at the Annual Meeting?

We know of no other business that will be presented at the Annual Meeting. If any other matter properly comes before the stockholders for a vote at the Annual Meeting, however, the proxy holders named on the Company’s proxy card will vote your shares in accordance with their best judgment.

Why hold a virtual meeting?

A virtual meeting enables increased stockholder attendance and participation because stockholders can participate from any location around the world. You will be able to attend the Annual Meeting online and submit your questions by visiting www.virtualshareholdermeeting.com/DM2023 You also will be able to vote your shares electronically at the Annual Meeting by following the instructions above.

What if during the check-in time or during the Annual Meeting I have technical difficulties or trouble accessing the virtual meeting website?

We will have technicians ready to assist you with any technical difficulties you may have accessing the virtual meeting website, and the information for assistance will be located on www.virtualshareholdermeeting.com/DM2023.

Will there be a question and answer session during the Annual Meeting?

As part of the Annual Meeting, we will hold a live Q&A session, during which we intend to answer questions submitted online during or prior to the meeting that are pertinent to the Company and the meeting matters, as time permits. Only stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?” will be permitted to submit questions during the Annual Meeting. Each stockholder is limited to no more than two questions. Questions should be succinct and only cover a single topic. We will not address questions that are, among other things:

●	irrelevant to the business of the Company or to the business of the Annual Meeting;
●	related to material non-public information of the Company, including the status or results of our business since our last Quarterly Report on Form 10-Q;
●	related to any pending, threatened or ongoing litigation;
●	related to personal grievances;

●	derogatory references to individuals or that are otherwise in bad taste;
●	substantially repetitious of questions already made by another stockholder;
●	in excess of the two-question limit;
●	in furtherance of the stockholder’s personal or business interests; or
●	out of order or not otherwise suitable for the conduct of the Annual Meeting as determined by the Chair or Secretary in their reasonable judgment.

Additional information regarding the Q&A session will be available in the “Rules of Conduct” available on the Annual Meeting webpage for stockholders that have accessed the Annual Meeting as a stockholder (rather than a “Guest”) by following the procedures outlined above in “Who can attend the Annual Meeting?”.

How many votes are required for the approval of the proposals to be voted upon and how will abstentions and broker non-votes be treated?

Proposal	Votes required	Effect of Abstentions and Broker Non-Votes
Proposal 1: Election of Directors	The plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors.	Abstentions and broker non-votes will have no effect.
Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions will have no effect. We do not expect any broker non-votes on this proposal.
Proposal 3: Approval, on an advisory, non-binding basis, of compensation paid to our named executive officers	The affirmative vote of the holders of a majority in voting power of the votes cast.	Abstentions and broker non-votes will have no effect.

What is an “abstention” and how will abstentions be treated?

An “abstention” represents a stockholder’s affirmative choice to decline to vote on a proposal. Abstentions are counted as present and entitled to vote for purposes of determining a quorum. Abstentions have no effect on the election of directors, the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, or the advisory vote on compensation paid to our named executive officers.

What are broker non-votes and do they count for determining a quorum?

Generally, broker non-votes occur when shares held by a broker in “street name” for a beneficial owner are not voted with respect to a particular proposal because the broker (1) has not received voting instructions from the beneficial owner and (2) lacks discretionary voting power to vote those shares. A broker is entitled to vote shares held for a beneficial owner on routine matters, such as the ratification of the appointment of Deloitte & Touche LLP as our independent registered public accounting firm, without instructions from the beneficial owner of those shares. On the other hand, absent instructions from the beneficial owner of such shares, a broker is not entitled to vote shares held for a beneficial owner on non-routine matters, such as the election of directors, or the advisory vote on compensation paid to our named executive officers. Broker non-votes count for purposes of determining whether a quorum is present.

Where can I find the voting results of the Annual Meeting?

We plan to announce preliminary voting results at the Annual Meeting and we will report the final results in a Current Report on Form 8-K, which we intend to file with the SEC after the Annual Meeting.

PROPOSALS TO BE VOTED ON

Proposal 1: Election of Directors

Our Board of Directors is divided into three classes, with one class being elected each year, and members of each class holding office for a three-year term. We believe that having a staggered Board of Directors divided by classes is in the best interest of both the Company and our stockholders because it provides for greater stability and continuity on our Board of Directors. We have three Class I directors, whose terms expire at the 2024 Annual Meeting of Stockholders; four Class II directors, whose terms expire at the 2025 Annual Meeting of the Stockholders; and two Class III directors, whose terms expire at this Annual Meeting of Stockholders.

At this Annual Meeting, stockholders will have an opportunity to vote for two nominees for Class III directors:

●	Scott Dussault; and
●	Ric Fulop

All nominees are currently directors of Desktop Metal. Proxies cannot be voted for a greater number of persons than the number of nominees named. Additional information about Messrs. Dussault and Fulop can be found below under “Our Board of Directors.”

The persons named in the enclosed proxy card will cast your vote to elect these two nominees as Class III directors, unless you vote “against” individual nominees or all nominees by marking the proxy card to that effect. If elected, each nominee for Class III director will hold office until the 2026 Annual Meeting of Stockholders or until his or her successor is elected and qualified, or until their earlier resignation or removal.

In June 2021, our Board of Directors reclassified our directors into the current classification, which is described in more detail below.

Our Restated Certificate of Incorporation and Amended and Restated Bylaws provide that the authorized number of directors may be changed from time to time by the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our Company. Our directors may be removed from office at any time, but only for cause and only by the affirmative vote of the holders of at least 66 2/3% of our outstanding common stock entitled to vote in the election of directors.

If you submit a proxy but do not indicate any voting instructions, the persons named as proxies will vote the shares of common stock represented thereby for the election as a director of the person whose name and biography appears below. In the event that any of Messrs. Dussault or Fulop should become unable to serve, or for good cause will not serve, as a director, it is intended that votes will be cast for a substitute nominee designated by the Board of Directors or the Board may elect to reduce its size. The Board of Directors has no reason to believe that any of the director nominees will be unable to serve if elected. Each of the director nominees has consented to being named in this proxy statement and to serve if elected.

Vote Required

The proposal regarding the election of directors requires the approval of a plurality of the votes cast. This means that the nominees receiving the highest number of affirmative “FOR” votes will be elected as Class III directors.

Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the election of each of the below Class III Director nominees.

Nominees for Class III Directors (current terms expiring at the 2023 Annual Meeting, if re-elected terms to expire at the 2026 Annual Meeting)

The current members of the Board of Directors who will continue as Class III Directors following the Annual Meeting are as follows:

Name	Age	Served as a Director Since	Position with Company
Scott Dussault	51	2020	Director
Ric Fulop	48	2020	CEO and Director

The principal occupations and business experience, for at least the past five years, of each Class III Director are as follows:

Scott Dussault

Mr. Dussault has served as a member of our Board of Directors since December 2020. Mr. Dussault has served as Chief Financial Officer of Workhuman since June 2021. He was previously Executive Vice President, Chief Operating Officer and Chief Financial Officer of Nasuni Corporation since January 2015. He was previously Executive Vice President and Chief Financial Officer at Demandware, Inc. Prior to Demandware, Mr. Dussault was CFO at Archivas, and was also Chief Financial Officer at Astra Tech, Inc., a wholly owned subsidiary of Astra Zeneca, and StorageNetworks. Mr. Dussault began his career with Ernst & Young LLP. Mr. Dussault holds a Bachelor of Science degree in Business Administration and Accounting from Stonehill College. We believe Mr. Dussault is qualified to serve on our Board of Directors due to his extensive leadership and management history as the chief financial officer, together with his background in public accounting.

Ric Fulop

Mr. Fulop has served as our Chief Executive Officer and Chairman of our Board of Directors since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management. We believe Mr. Fulop is qualified to serve on our Board of Directors due to his experience managing our company, his knowledge of our industry and his extensive business and finance experience.

Continuing members of the Board of Directors:

Class I Directors (terms to expire at the 2024 Annual Meeting)

The current members of the Board of Directors who will continue as Class I Directors after the Annual Meeting are as follows:

Name	Age	Served as a Director Since	Position with the Company
Dayna Grayson	46	2020	Director
Steve Papa	50	2020	Director
Bilal Zuberi	47	2020	Director

The principal occupations and business experience, for at least the past five years, of each Class I Director are as follows:

Dayna Grayson

Ms. Grayson has served as a member of our Board of Directors since December 2020. Ms. Grayson is a Managing Partner of Construct Capital, a venture capital firm she co-founded in 2020. Prior to that, Ms. Grayson served as a Partner of New Enterprise Associates from 2012 to 2020. Ms. Grayson currently serves on the boards of directors of numerous private companies. Ms. Grayson holds an M.S. from the University of Virginia and an M.B.A. from Harvard Business School. We believe Ms. Grayson is qualified to serve on our Board of Directors due to her extensive experience in identifying, investing in and building next-generation technologies and companies.

Steve Papa

Mr. Papa has served as a member of our Board of Directors since December 2020. Mr. Papa serves as the chief executive officer of Parallel Wireless, a company he founded in 2012. Mr. Papa serves on the boards of directors of numerous private companies. Mr. Papa holds a B.S. from Princeton University and an M.B.A. from Harvard Business School. We believe Mr. Papa is qualified to serve on our Board of Directors due to his extensive management history as the founder and chief executive officer of multiple companies and his experience in identifying, investing in and building next-generation technologies and companies.

Bilal Zuberi

Mr. Zuberi has served as a member of our Board of Directors since December 2020. Mr. Zuberi serves as a partner at Lux Capital, a venture capital firm he joined in 2013. Mr. Zuberi currently serves on the boards of directors of numerous private companies. Mr. Zuberi holds a B.S. from The College of Wooster and a Ph.D. from MIT. We believe Mr. Zuberi is qualified to serve on our Board of Directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Class II Directors (terms to expire at the 2025 Annual Meeting)

The current members of the Board of Directors who are also nominees for election to the Board of Directors as Class II Directors are as follows:

Name	Age	Served as a Director Since	Position with the Company
James Eisenstein	64	2021	Director
Wen Hsieh	50	2020	Director
Jeff Immelt	67	2020	Director
Stephen Nigro	63	2020	Director

The principal occupations and business experience, for at least the past five years, of each Class II Director nominee for election at the Annual Meeting are as follows:

James Eisenstein

Mr. Eisenstein has served as a member of our Board of Directors since July 2021. Mr. Eisenstein has more than 30 years of leadership experience in both public and private technology companies, including an extensive background in M&A and industrial consolidation. He has founded several multi-billion-dollar companies including American Tower Corporation (NYSE: AMT) which today has a market cap of over $120 billion, and Eaton Towers Limited, the largest tower operator in Africa until its sale in 2019 for $1.9 billion. He is currently Founder, Chairman and Chief Executive Officer of Grupo TorreSur, the largest independent wireless tower company in Latin America. Eisenstein is a graduate of Georgetown University, and he holds an M.B.A. from The Wharton School and a J.D. from the University of Pennsylvania Law School. We believe Mr. Eisenstein is qualified to serve on our Board of Directors due to his extensive management and international experience and experience as a public-company director.

Wen Hsieh

Mr. Hsieh has served as a member of our Board of Directors since December 2020. Mr. Hsieh serves as General Partner of Kleiner Perkins Caufield & Byers, a venture capital firm he joined in 2006. Mr. Hsieh currently serves on the boards of directors of numerous private companies. Mr. Hsieh holds a B.S., M.S. and Ph.D. from California Institute of Technology. We believe Mr. Hsieh is qualified to serve on our Board of Directors due to his extensive experience in identifying, investing in and building next-generation technologies and companies.

Jeff Immelt

Mr. Immelt has served as a member of our Board of Directors since December 2020. Mr. Immelt serves as Venture Partner at New Enterprise Associates, a venture capital firm he joined in 2018. Mr. Immelt previously served as Chief Executive Officer of General Electric Co. and in various other roles with General Electric Co. from 2001 to 2017. Mr. Immelt currently serves on the boards of directors at Twilio Inc. and Bloom Energy Corp., in addition to numerous private companies. Mr. Immelt holds a B.A. from Dartmouth College and an M.B.A. from Harvard Business School. We believe Mr. Immelt is qualified to serve on our Board of Directors due to his extensive leadership and management history as the chief executive officer of a Fortune 500 company and his experience as a director of numerous public and private companies, together with his background in public company governance.

Stephen Nigro

Mr. Nigro has served as a member of our Board of Directors since December 2020. Mr. Nigro served as a consultant to Legacy Desktop Metal from August 2020. He most recently served as President, 3D Printing at HP, Inc., an information technology and services company, from 2015 until 2019. Mr. Nigro previously served as the Senior Vice President of HP, Inc.’s Imaging & Printing business. Mr. Nigro serves on the board of directors of Kornit Digital Ltd. Mr. Nigro holds a B.S. from University of California Santa Barbara and an M.S. from Stanford University. We believe Mr. Nigro is qualified to serve on our Board of Directors due to his extensive management history and his leadership experience in the additive manufacturing industry.

Proposal 2: Ratification of Appointment of Independent Registered Public Accounting Firm

Our Audit Committee has appointed Deloitte & Touche LLP as our independent registered public accounting firm for the fiscal year ending December 31, 2023. Our Board has directed that this appointment be submitted to our stockholders for ratification at the Annual Meeting. Although ratification of our appointment of Deloitte & Touche LLP is not required, we value the opinions of our stockholders and believe that stockholder ratification of our appointment is a good corporate governance practice.

A representative of Deloitte & Touche LLP is expected to attend the 2023 Annual Meeting and to have an opportunity to make a statement and be available to respond to appropriate questions from stockholders.

In the event that the appointment of Deloitte & Touche LLP is not ratified by the stockholders, the Audit Committee will consider this fact when it appoints the independent auditors for the fiscal year ending December 31, 2023. Even if the appointment of Deloitte & Touche LLP is ratified, the Audit Committee retains the discretion to appoint a different independent auditor at any time if it determines that such a change is in the interest of the Company.

Neither the accounting firm nor any of its members has any direct or indirect financial interest in or any connection with us in any capacity other than as our auditors, providing audit and non-audit related services.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Because brokers have discretionary authority to vote on the ratification of the appointment of Deloitte & Touche LLP, we do not expect any broker non-votes in connection with this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the Ratification of the Appointment of Deloitte & Touche LLP as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2023.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The primary role of the Audit Committee is to assist the Board in fulfilling its oversight responsibilities by reviewing the financial information proposed to be provided to stockholders and others, the adequacy of the system of internal control over financial reporting and disclosure controls and procedures established by management and the Board, and the audit process and the independent registered public accounting firm’s qualifications, independence and performance.

Management has primary responsibility for the financial statements and is responsible for establishing and maintaining the Company’s system of internal controls over preparation of the Company’s financial statements. The Company’s independent registered public accounting firm, Deloitte & Touche LLP, is responsible for performing an audit of the Company’s consolidated financial statements in accordance with standards of the Public Company Accounting Oversight Board (United States) (“PCAOB”) and issuing an opinion on the financial statements. The Audit Committee periodically with the Company’s independent registered public accounting firm, with and without management present, to review the adequacy of the Company’s internal controls, financial reporting practices and audit process.

The Audit Committee has reviewed and discussed the Company’s audited consolidated financial statements for the year ended December 31, 2022 with management. In addition, the Audit Committee has discussed with Deloitte & Touche LLP the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.

The Audit Committee also has received the written disclosures and the letter from Deloitte & Touche LLP required by the applicable requirements of the PCAOB regarding the independent registered public accounting firm’s communications with the Audit Committee concerning independence, and the Audit Committee has discussed the independence of Deloitte & Touche LLP with that firm. The Audit Committee also has considered whether Deloitte & Touche LLP’s provision of non-attest services to the Company is compatible with maintaining the auditors’ independence.

Based on the above-mentioned reviews and discussions, the Audit Committee recommended to the Board that the Company’s audited consolidated financial statements be included in its Annual Report on Form 10-K for the year ended December 31, 2022, as filed with the SEC.

AUDIT COMMITTEE
Scott Dussault

Jeff Immelt

Bilal Zuberi

February 24, 2023

The information in the Audit Committee Report shall not be considered “soliciting material” or “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporated it by specific reference.

Independent Registered Public Accounting Firm Fees and Other Matters

The following table summarizes the fees of Deloitte & Touche LLP, our independent registered public accounting firm, billed to us for each of the last two fiscal years for audit services and billed to us in each of the last two fiscal years for other services.

Fee Category	2022	2021
Audit Fees[1]	$2,418,163	$4,501,250
Audit-Related Fees[2]	—	—
Tax Fees[3]	—	4,200
All Other Fees[4]	1,895	1,895
Total Fees	$2,420,058	$4,507,345

(1)	Audit fees consist of fees billed for professional services rendered by Deloitte & Touche LLP for the audits of our annual consolidated financial statements, the reviews of our interim consolidated financial statements, and other professional services provided in connection with statutory and regulatory filings or engagements, including our registration statements.
(2)	Audit-related fees consist of other audit and attest services not required by statute or regulation.
(3)	Tax fees consist of fees for tax compliance related services.
(4)	All other fees include fees and expenses for services which do not fall within the categories described above. All other fees consisted of a subscription to Deloitte & Touche LLP’s Accounting and Research Tool.

Audit Committee Pre-Approval Policy and Procedures

The Audit Committee has adopted a policy (the “Pre-Approval Policy”) that sets forth the procedures and conditions pursuant to which audit and non-audit services proposed to be performed by the independent auditor may be pre-approved. The Pre-Approval Policy generally provides that we will not engage Deloitte & Touche LLP to render any audit, audit-related, tax or permissible non-audit service unless the service is either (i) explicitly approved by the Audit Committee (“specific pre-approval”) or (ii) entered into pursuant to the pre-approval policies and procedures described in the Pre-Approval Policy (“general pre-approval”). Unless a type of service to be provided by Deloitte & Touche LLP has received general pre-approval under the Pre-Approval Policy, it requires specific pre-approval by the Audit Committee or by a designated member of the Audit Committee to whom the committee has delegated the authority to grant pre-approvals. Any proposed services exceeding pre-approved cost levels or budgeted amounts will also require specific pre-approval. For both types of pre-approval, the Audit Committee will consider whether such services are consistent with the SEC’s rules on auditor independence. The Audit Committee will also consider whether the independent auditor is best positioned to provide the most effective and efficient service, for reasons such as its familiarity with the Company’s business, people, culture, accounting systems, risk profile and other factors, and whether the service might enhance the Company’s ability to manage or control risk or improve audit quality. All such factors will be considered as a whole, and no one factor should necessarily be determinative. On a periodic basis, the Audit Committee reviews and generally pre-approves the services (and related fee levels or budgeted amounts) that may be provided by Deloitte & Touche LLP without first obtaining specific pre-approval from the Audit Committee. The Audit Committee may revise the list of general pre-approved services from time to time, based on subsequent determinations.

Proposal 3: An advisory, non-binding vote to approve the compensation paid to our named executive officers

As required by Section 14A of the Exchange Act, we are requesting that stockholders cast an advisory, non-binding vote to approve the compensation paid to our named executive officers as disclosed in this proxy statement. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the philosophy, policies and practices described in this proxy statement.

Our executive compensation program is designed to align executive pay with our performance on both short-term and long-term bases, link executive pay to specific, measurable results intended to create value for stockholders and utilize compensation as a tool to assist us in attracting and retaining executives that we believe are critical to our long-term success. The Compensation Discussion and Analysis beginning on page 25 of this proxy statement describes our executive compensation program in more detail.

As an advisory vote, this resolution will not be binding on us, our Board or our Compensation Committee. However, we expect that the Compensation Committee, which is responsible for designing and administering our executive compensation programs, will consider the outcome of the vote when making future compensation decisions for our named executive officers. Accordingly, we recommend that our stockholders vote FOR the following resolution at the annual meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion is hereby APPROVED.”

It is expected that our next advisory vote on the compensation paid to our named executive officers will be held at our 2024 Annual Meeting of Stockholders.

Vote Required

This proposal requires the affirmative vote of the holders of a majority in voting power of the votes cast. Abstentions are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal. Abstentions and broker non-votes are not considered to be votes cast and, accordingly, will have no effect on the outcome of the vote on this proposal.

Recommendation of the Board of Directors

The Board of Directors unanimously recommends a vote FOR the advisory resolution to approve the compensation paid to our named executive officers as disclosed in this proxy statement.

CURRENT EXECUTIVE OFFICERS

The names of our executive officers, their ages as of the date of this proxy statement and their positions are shown below:

Name	Age	Position
Ric Fulop	48	Chief Executive Officer, Chairman and Director
Jason Cole	47	Chief Financial Officer and Treasurer
Thomas Nogueira	39	Chief Operating Officer
Jonah Myerberg	45	Chief Technology Officer

Ric Fulop

Mr. Fulop has served as our Chief Executive Officer and Chairman of our Board of Directors since December 2020. Prior to that, Mr. Fulop served as the Chief Executive Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Fulop was a general partner at North Bridge Venture Partners from 2010 to 2015 and served as a Founder of A123 Systems, Inc. from 2001 to 2010. Mr. Fulop currently serves on the board of governors of World Economic Forum Advanced Manufacturing Initiative (nonprofit). Mr. Fulop holds an M.B.A. from the MIT Sloan School of Management.

Jason Cole

Mr. Cole has served as our Chief Financial Officer and Treasurer since October 31, 2022. Mr. Cole served as Division CFO, Global Operations and Technology from January 2018, and as Division CFO, Industrial, Healthcare, Consumer and IoT from March 2014 to January 2018. His previous roles at Analog Devices spanned financial leadership positions across several business units including Communications Infrastructure, Linear & RF, High Speed Converters, and Automatic Test Equipment. Mr. Cole began his career at Arthur Andersen LLP in the High Technology Audit practice from 1997 to 2001. Mr. Cole is a Certified Public Accountant, and holds a B.S. in Accountancy from Bentley University, and an M.B.A. from Cornell University’s Samuel Curtis Johnson Graduate School of Management.

Thomas Nogueira

Mr. Nogueira has served as our Chief Operating Officer since June 13, 2022. Mr. Nogueira served as the Company’s Senior Vice President of Global Operations from December 2021 to June 2022, where he managed the Company’s global manufacturing, supply chain and facilities. From April 2018 to November 2021, he served as the Company’s Vice President of Operations and, from February 2017 to March 2018, as the Company’s Director of Manufacturing Operations. Prior to joining the Company, Mr. Nogueira held roles of increasing responsibility at 24M Technologies, Inc. (“24M”), a lithium-ion battery developer and manufacturer, including Senior Director of Program Management & Operations, where he oversaw all aspects of 24M’s manufacturing process. Prior to 24M, Mr. Nogueira held various operations, engineering and program management roles at A123 Systems LLC and the General Electric Company. Mr. Nogueira holds a B.S. in Chemical Engineering from the Worcester Polytechnic Institute and is a graduate of the GE Operations Management Leadership Program.

Jonah Myerberg

Mr. Myerberg has served as our Chief Technology Officer since December 2020. Prior to that, Mr. Myerberg served as the Chief Technology Officer of Legacy Desktop Metal from its incorporation in 2015. Prior to the founding of Legacy Desktop Metal, Mr. Myerberg served as Director of Technology, A123 Motorsports for A123 Systems, Inc. from 2005 to 2013. Mr. Myerberg holds a B.S. in Mechanical Engineering from Lehigh University and an M.S. in Mechanical Engineering from Johns Hopkins University.

Corporate Governance

General

Our Board of Directors has adopted Corporate Governance Guidelines, a Code of Business Conduct and Ethics, and charters for our Nominating and Corporate Governance Committee, Audit Committee and Compensation Committee to assist the Board in the exercise of its responsibilities and to serve as a framework for the effective governance of the Company. You can access our current committee charters, our Corporate Governance Guidelines, and our Code of Business Conduct and Ethics on our website at https://ir.desktopmetal.com/corporate-governance, or by writing to our Secretary at our offices at 63 3rd Avenue, Burlington, MA 01803.

Director Independence

New York Stock Exchange (“NYSE”) listing standards require that a majority of our Board of Directors be independent. An “independent director” is defined generally as a person other than an officer or employee of the company or its subsidiaries or any other individual having a relationship which in the opinion of the company’s Board of Directors, would interfere with the director’s exercise of independent judgment in carrying out the responsibilities of a director. Our Board of Directors has determined that Ms. Grayson and Messrs. Dussault, Eisenstein, Hsieh, Immelt, Papa, and Zuberi are “independent directors” as defined in the NYSE listing standards and applicable SEC rules. Our independent directors have regularly scheduled meetings at which only independent directors are present.

Classified Board of Directors

In accordance with our certificate of incorporation, our Board of Directors is divided into three classes with staggered, three-year terms. At each annual meeting of stockholders, the successors to directors whose terms then expire are elected to serve from the time of election and qualification until the third annual meeting following election. Our directors are divided among the three classes as follows:

●	the Class I directors are Dayna Grayson, Steve Papa and Bilal Zuberi, and their terms will expire at our 2024 annual meeting of stockholders;
●	the Class II directors are James Eisenstein, Wen Hsieh, Jeff Immelt and Stephen Nigro, and their terms will expire at the 2025 annual meeting of stockholders; and
●	the Class III directors are Scott Dussault and Ric Fulop, and their terms will expire at the Annual Meeting.

Our certificate of incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. The division of our Board of Directors into three classes with staggered three-year terms may delay or prevent a change of our management or a change in control of our company. Subject to the Stockholders Agreement, our directors may be removed only for cause by the affirmative vote of the holders of at least two-thirds of our outstanding voting stock entitled to vote in the election of directors.

Board Committees

Our Board of Directors directs the management of our business and affairs, as provided by Delaware law, and conducts its business through meetings of the Board of Directors and standing committees. We have a standing Audit Committee, Nominating and Corporate Governance Committee and Compensation Committee. In addition, from time to time, special committees may be established under the direction of the Board of Directors when necessary to address specific issues.

Audit Committee

Our Audit Committee is responsible for, among other things:

●	appointing, approving the compensation of, and assessing the independence of our independent registered public accounting firm;
●	overseeing the work of our independent registered public accounting firm, including through the receipt and consideration of reports from such firm;
●	reviewing and discussing with management and the independent registered public accounting firm our annual and quarterly financial statements and related disclosures;
●	considering and discussing with management our code of business conduct and ethics;
●	discussing our risk assessment and risk management policies;
●	establishing policies regarding hiring employees from the independent registered public accounting firm and procedures for the receipt and retention of accounting related complaints and concerns;
●	meeting independently with our internal auditing staff, if any, independent registered public accounting firm and management;
●	reviewing and approving or ratifying any related person transactions; and
●	preparing the Audit Committee report required by the SEC rules (which is included on page 17 of this proxy statement).

Our Board of Directors has adopted a written charter for the Audit Committee, which is available on our website at ir.desktopmetal.com/corporate-governance.

Our Audit Committee consists of Messrs. Dussault, Immelt and Zuberi, with Mr. Dussault serving as chair. Rule 10A-3 of the Exchange Act and the NYSE rules require that our Audit Committee be composed entirely of independent members. Our Board of Directors has affirmatively determined that Messrs. Dussault, Immelt and Zuberi each meet the definition of “independent director” for purposes of serving on the Audit Committee under Rule 10A-3 of the Exchange Act and the NYSE rules. Each member of our Audit Committee also meets the financial literacy requirements of NYSE listing standards. In addition, our Board of Directors has determined that Messrs. Dussault and Immelt each qualify as an “audit committee financial expert,” as such term is defined in Item 407(d)(5) of Regulation S-K.

The Audit Committee met four times during the fiscal year ended December 31, 2022.

Compensation Committee

Our Compensation Committee is responsible for, among other things:

●	reviewing and approving the corporate goals and objectives, evaluating the performance of and reviewing and setting (either alone or, if directed by our Board of Directors, in conjunction with a majority of the independent members of the Board of Directors) the compensation of our Chief Executive Officer;
●	reviewing and setting or making recommendations to our Board of Directors regarding the compensation of our other executive officers;

●	reviewing and approving or making recommendations to our Board of Directors regarding our incentive compensation and equity-based plans, policies and programs;
●	making recommendations to our Board of Directors regarding the compensation of our directors; and
●	reviewing and discussing annually with management our “Compensation Discussion and Analysis,” to the extent required; and
●	preparing the annual compensation committee report, to the extent required by SEC rules.

Our Board of Directors has adopted a written charter for the Compensation Committee, which is available on our website at ir.desktopmetal.com/corporate-governance.

The Compensation Committee has the authority to retain or obtain the advice of compensation consultants, legal counsel and other advisors to assist in carrying out its responsibilities. During 2022, the Compensation Committee continued to engage Frederic W. Cook & Co., Inc (“FW Cook”), a compensation consulting firm, to assist in making decisions regarding the amount and types of compensation to provide our executive officers and non-employee directors. As part of this process, the Compensation Committee reviewed a compensation assessment provided by FW Cook comparing our compensation to that of a group of peer companies within our industry and met with FW Cook to discuss our executive and non-employee director compensation and to receive input and advice. FW Cook reports directly to the Compensation Committee. The Compensation Committee has considered the adviser independence factors required under SEC rules as they relate to FW Cook and has determined that FW Cook’s work does not raise a conflict of interest.

The Compensation Committee may delegate its authority under its charter to one or more subcommittees as it deems appropriate from time to time.

Our Compensation Committee consists of Ms. Grayson and Mr. Hsieh, with Ms. Grayson serving as chair. Our Board of Directors has affirmatively determined that Ms. Grayson and Mr. Hsieh each meet the definition of “independent director” for purposes of serving on the Compensation Committee under the NYSE rules, including the heightened independence standards for members of a Compensation Committee, and are “non-employee directors” as defined in Rule 16b-3 of the Exchange Act.

The Compensation Committee met five times during the fiscal year ended December 31, 2022.

Nominating and Corporate Governance Committee

Our Nominating and Corporate Governance Committee is responsible for, among other things:

●	identifying individuals qualified to become board members;
●	recommending to our Board of Directors the persons to be nominated for election as directors and to each board committee;
●	developing and recommending to our Board of Directors corporate governance guidelines; and
●	overseeing evaluations of Board of Directors.

Our Board of Directors has adopted a written charter for the Nominating and Corporate Governance Committee, which is available on our website at ir.desktopmetal.com/corporate-governance. The Nominating and Corporate Governance Committee has the authority to consult with outside advisors or retain search firms to assist in the search for qualified candidates, or consider director candidates recommended by our stockholders. The Nominating and Corporate Governance Committee evaluates candidates recommended by stockholders using the same criteria that it applies to evaluate other candidates.

Our Nominating and Corporate Governance Committee consists of Messrs. Papa and Eisenstein, with Mr. Papa serving as chair. Our Board of Directors has affirmatively determined that Messrs. Papa and Eisenstein each meet the definition of “independent director” under the NYSE rules.

The Nominating and Corporate Governance Committee met one time during the fiscal year ended December 31, 2022.

Risk Oversight

Our Board of Directors is responsible for overseeing our risk management process. Our Board of Directors focuses on our general risk management strategy, the most significant risks facing us, and oversees the implementation of risk mitigation strategies by management. Our Audit Committee is also responsible for discussing our policies with respect to risk assessment and risk management. Our Board of Directors believes its administration of its risk oversight function has not negatively affected our Board of Directors leadership structure.

Compensation Committee Interlocks and Insider Participation

None of our executive officers serves as a member of the Board of Directors or compensation committee (or other committee performing equivalent functions) of any entity that has one or more executive officers serving on our Board of Directors or Compensation Committee.

Code of Business Conduct and Ethics

We adopted a written code of business conduct and ethics that applies to our directors, officers and employees, including our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions. A copy of the code is posted on our corporate website at www.desktopmetal.com/corporate-governance. In addition, we intend to post on our website all disclosures that are required by law or the NYSE listing standards concerning any amendments to, or waivers from, any provision of the code. The information contained in, or accessible through, our website does not constitute a part of this prospectus. We have included our website address in this prospectus solely as an inactive textual reference.

Director Candidates

In evaluating the suitability of individual candidates (both new candidates and current Board members), the Nominating and Corporate Governance Committee, in recommending candidates for election, and the Board, in approving (and, in the case of vacancies, appointing) such candidates, may take into account many factors, including: personal and professional integrity, ethics and values; experience in corporate management, such as serving as an officer or former officer of a publicly held company; strong finance experience; relevant social policy concerns; experience relevant to the Company’s industry; experience as a board member or executive officer of another publicly held company; relevant academic expertise or other proficiency in an area of the Company’s operations; diversity of expertise and experience in substantive matters pertaining to the Company’s business relative to other board members; diversity of background and perspective, including, but not limited to, with respect to age, gender, race, place of residence and specialized experience; practical and mature business judgment, including, but not limited to, the ability to make independent analytical inquiries; and any other relevant qualifications, attributes or skills. The Board evaluates each individual in the context of the Board as a whole, with the objective of assembling a group that can best perpetuate the success of the business and represent stockholder interests through the exercise of sound judgment using its diversity of experience in these various areas. In determining whether to recommend a director for re-election, the Nominating and Corporate Governance Committee may also consider the director’s past attendance at meetings and participation in and contributions to the activities of the Board.

Communications with Our Board

Shareholders and other interested parties wishing to communicate with the Board of Directors, including the non-management and independent directors, may do so by sending a communication to the Board and/or a particular Board member, in care of the Secretary of the Company at 63 3rd Ave., Burlington, MA 01803. Depending on the nature of the communication and to whom it is directed, the Secretary will (a) forward the communication to the appropriate director or directors, (b) forward the communication to the relevant department within the Company, or (c) attempt to handle the matter directly (for example, communications dealing with share ownership matters). Communications requesting general information, that are primarily related to ordinary business affairs, that constitute personal grievances, or that are improper, irrelevant or hostile in nature may not be forwarded to Board members.

Board Leadership Structure and Role in Risk Oversight

Our Corporate Governance Guidelines provide our Board of Directors with flexibility to combine or separate the positions of Chairman of the Board and Chief Executive Officer in accordance with its determination that utilizing one or the other structure would be in the best interests of our Company. Currently, the roles are combined, with Mr. Fulop serving as Chairman of the Board and Chief Executive Officer. Our Board has determined that combining the roles of Chairman of the Board and Chief Executive Officer is in the best interests of our Company and its stockholders at this time because it promotes unified leadership by Mr. Fulop and allows for a single, clear focus for management to execute the Company’s strategy and business plans.

Our Corporate Governance Guidelines provide that whenever the Chair of the Board is also a member of management or is a director that does not otherwise qualify as an independent director, the independent directors may elect a lead director whose responsibilities include, but are not limited to, presiding over all meetings of the Board at which the Chair of the Board is not present, including any executive sessions of the independent directors; approving Board meeting schedules and agendas; and acting as the liaison between the independent directors and the Chair of the Board, as appropriate. Currently, we do not have a Lead Independent Director.

Due to the strong leadership of Mr. Fulop, coupled with the independent oversight provided by our independent Audit Committee, our Board has concluded that our current leadership structure is appropriate at this time. However, our Board of Directors will continue to periodically review our leadership structure and may make such changes in the future as it deems appropriate.

Separate Sessions of Non-Management Directors

Our non-management directors meet in executive session without management directors or other members of management present on a regularly-scheduled basis. An executive session including only our independent directors is held at least once per year. If the Chair of the Board is a member of management and a Lead Independent Director has not been elected, then the directors in attendance at any such executive sessions shall select a director (from among the attending directors) to preside over the session.

Compensation-Related Risk Assessment

Our Compensation Committee, with the assistance of our independent compensation consultant, has analyzed the potential risks arising from our compensation policies and practices, and has determined that there are no such risks that are reasonably likely to have a material adverse effect on us.

Anti-Hedging Policy

Our Board of Directors has adopted an Insider Trading Compliance Policy, which applies to all of our directors, officers, employees and consultants. The policy prohibits our directors, officers, employees and consultants and any entities they control from purchasing financial instruments such as prepaid variable forward contracts, equity swaps, collars, and exchange funds, or otherwise engaging in transactions that hedge or offset, or are designed to hedge or offset, any decrease in the market value of the Company’s equity securities, or that may cause an officer, director, or employee to no longer have the same objectives as the Company’s other stockholders.

Attendance by Members of the Board of Directors at Meetings

There were six meetings of our Board of Directors during the fiscal year ended December 31, 2022. During the fiscal year ended December 31, 2022, (i) each director attended at least 75% of the aggregate of all meetings of the Board of Directors and (ii) and each director attended at least 75% of the meetings held by the committees of the Board on which he or she then served, other than Scott Dussault.

Under our Corporate Governance Guidelines, a director is expected to spend the time and effort necessary to properly discharge his or her responsibilities. Accordingly, a director is expected to regularly prepare for and attend meetings of the Board and all committee on which the director sits (including separate meetings of the independent directors), with the understanding that, on occasion, a director may be unable to attend a meeting. A director who is unable to attend a meeting of the Board or a committee of the Board is expected to notify the Chair of the Board or the Chair of the appropriate committee in advance of such meeting, and, whenever possible, participate in such meeting via teleconference in the case of an in-person meeting. We do not maintain a formal policy regarding director attendance at the Annual Meeting; however, it is expected that absent compelling circumstances directors will attend. Six of our directors attended our annual meeting of stockholders in 2022.

COMPENSATION DISCUSSION AND ANALYSIS

In this Compensation Discussion and Analysis (“CD&A”) set forth below, we provide an overview and analysis of the compensation awarded to or earned by our named executive officers identified in the Summary Compensation Table below during fiscal 2022, including the elements of our compensation program for named executive officers, material compensation decisions made under that program for fiscal 2022 and the material factors considered in making those decisions. Our named executive officers for the year ended 2022, which consist of our principal executive officer, our principal financial officer, and our two other most highly compensated executive officers, in each case, who were serving on the last day of fiscal year 2022 (collectively, the “named executive officers”) are:

●	Ric Fulop, who serves as Chief Executive Officer and is our principal executive officer;
●	Jason Cole, who serves as Chief Financial Officer and is our principal financial officer;
●	Thomas Nogueira, who serves as Chief Operating Officer; and
●	Jonah Myerberg, who serves as Chief Technology Officer.

Our named executive officers also include the following former executive officers:

●	Michael Jafar, who served as Chief Executive Officer of Desktop Health;
●	James Haley, who served as Chief Financial Officer for a portion of the 2022 fiscal year; and
●	Arjun Aggarwal, who served as Executive Vice President, Corporate Development until January 2, 2023*.

*Mr. Aggarwal ceased to serve as an executive officer in November 2022.

Executive Summary/Fiscal Year 2022 Highlights

2022 Financial & Operating Highlights

In 2022, we achieved several significant financial and operational results:

●	Total Revenue Growth – Revenue of $209.0 million, up 86.0% from 2021.
●	Gross Margin Expansion – GAAP gross margin of 7.2% and non-GAAP gross margin of 22.5% in 2022.
●	Increased Scale in Additive Manufacturing Market – Growing global installed base to over 7,000 customers, including over 1,000 metal system installations.
●	Reduced Expense Structure – 2022 Cost Optimization Initiative – completed $50 million annualized cost savings to prioritize path to profitability.
●	Robust and Defensible IP Portfolio – Over 950 patents issued and patents pending.

Please refer to “Appendix A: Reconciliation of Non-GAAP measures” within this Proxy Statement for a more detailed discussion of our fiscal year 2022 financial results and a reconciliation of, our non-GAAP to GAAP financial measures.

2022 Executive Compensation Highlights

Our 2022 executive compensation program included three primary components and was designed to be consistent with our executive compensation philosophy which is summarized below:

●	Base salary – Attracts and retains talent by providing a stable and reliable source of income.
●	Annual Incentive Bonuses – Rewards the achievement of short-term Company objectives and overall contributions towards achieving those objectives.
●	Long-Term Equity-Based Compensation – Aligns our executive’s strategic objectives with those of our stockholders’ interests over the long-term.
●	Additionally, our co-founders, Mr. Fulop and Mr. Myerberg, were provided special performance equity awards during 2021 that will be earned based on achievement of stretch stock price hurdles as previously disclosed. In consideration of the performance awards, the co-founders did not participate in our 2022 equity award program.

Details of our Compensation Program

Executive Compensation Philosophy and Objectives

Historically, our executive compensation program has been designed to motivate, reward, attract and retain high caliber management who create an inclusive and diverse environment and are deemed critical to our success. The program seeks to align executive compensation with our short-and long-term objectives, financial performance and stockholder priorities. Our compensation objectives are designed to support these goals by:

●	Providing fair and competitive compensation packages that are designed to incentivize executives to drive company performance;
●	Focusing on variable compensation that rewards the achievement of short-term and long-term goals and emphasizing our commitment to pay-for-performance;
●	Ensuring that compensation is meaningfully related to increasing shareholder value.

We maintain a commitment to strong corporate governance in connection with our named executive officer compensation arrangements where our Compensation Committee works with management to develop and maintain compensation frameworks that are appropriate and competitive for a public company, including competitive base salary and bonus targeted at the median based on the Company’s peer group, bonus payments tied to company performance, and long-term equity awards to certain named executive officers. Our Compensation Committee retains an independent compensation consultant, Frederic W. Cook & Co. (“FW Cook”), to provide advice on market practices and assist us in implementing compensation arrangements that reflect our compensation philosophy.

In addition, the following features of our compensation program are designed to align the interests of our executive team with those of our stockholders and with market best practices:

What We Do	What We Do Not Do
✓ Emphasize performance-based, at risk compensation.	X Do not grant uncapped cash incentives or guaranteed equity compensation, except in connection with certain key executive hires.
✓ Emphasize the use of equity compensation to promote executive retention and reward long-term value creation.	X Do not provide significant perquisites.
✓ Engaged an independent compensation consultant to advise our Compensation Committee.	X Our 2020 Incentive Award Plan expressly forbids exchanging underwater options for cash without stockholder approval.
✓ Cap annual incentive opportunities.	X Do not provide supplemental executive retirement plans.
✓ Provide competitive compensation that is compared against an industry peer group.	X Do not provide excessive severance benefits.
✓ Structure compensation to avoid excessive risk taking.	X Do not have a single trigger acceleration upon change in control.
X Do not provide any excise tax gross-ups.

Determination of Compensation

Advisory Vote on Executive Compensation

Commencing in 2022, we began holding an annual advisory vote on our executive compensation program (the “say-on-pay vote.”) Approximately 97% of the shares voted at our 2022 annual meeting of stockholders voted in favor of our advisory vote on executive compensation, reflecting our stockholders’ strong support of our executive compensation program. Given the level of support received from our stockholders and the Compensation Committee’s assessment that our programs continue to effectively support our business objectives, we did not make any material changes to our executive compensation program as a result of this vote. The Compensation Committee will review the outcome of future say-on-pay votes as part of its decision making for our executive compensation programs.

Role of Board of Directors/Compensation Committee/Executive Officers

During fiscal 2022, our Board of Directors, with respect to our Chief Executive Officer, and our Compensation Committee, with respect to each other named executive officer was responsible for approving and administering our executive compensation programs. In each case the Board of Directors and the Compensation Committee took into account recommendations from FW Cook and also considered a variety of factors, including the relevant experience and responsibilities of the individual, competitive standards of pay, business conditions and performance.

Our Chief Executive Officer made recommendations to the Board of Directors and the Compensation Committee to assist in determining fiscal 2022 compensation levels for the named executive officers other than himself. While the Board of Directors and the Compensation Committee utilized this information, the ultimate decisions regarding fiscal 2022 executive compensation were made by the Board of Directors and the Compensation Committee, as applicable, based on its own independent judgment.

Role of Compensation Consultant

Our Compensation Committee believes that independent advice is critical in developing our executive compensation programs. The Compensation Committee engaged FW Cook during 2022 as its independent advisor to review and provide advice regarding the design of all elements of our executive compensation program. FW Cook provides expert knowledge of regulatory developments, marketplace trends, and best practices relating to executive compensation and competitive pay levels, provides guidance on the composition of our peer group, and engages on other matters as needed and as directed solely by the Compensation Committee. FW Cook also provided independent advisory support to the Compensation Committee on the compensation of our non-employee directors, with respect to their 2022 compensation. Our independent compensation consultant does not provide any other services to us and reports directly to the Compensation Committee. The Compensation Committee has evaluated FW Cook’s independence pursuant to the requirements of NYSE and SEC rules and has determined that FW Cook does not have any conflicts of interest in advising the committee.

Peer Group Determination

For 2022, the executive peer group consisted of the 18 companies listed below, as recommended by FW Cook and approved by the Compensation Committee in February 2022. The companies in this peer group were selected because they are comparably-sized and represent a mix of relevant industries and business models, such as technology-enabled manufacturing, capital intensive businesses, international operations, and emerging technologies. The Compensation Committee analyzes public company market data for executive compensation as a general indicator of relevant market conditions and pay practices, focusing on companies with similar revenue, industry, talent competitors, and operating income as us.

The peer group for determining our 2022 compensation decisions consisted of the following companies, which represents the same peer companies used for purposes of our 2021 compensation decisions:

10x Genomics	Novanta, Inc.
AeroVironment, Inc.	Proto Labs, Inc.
Altair Engineering Inc.	Repligen Corporation
Appian Corporation	ShockWave Medical, Inc.
Axonics Modulation Tech	Silk Road Medical, Inc.
Cognex Corporation	STAAR Surgical
Inspire Medical Systems	Universal Display Corp.
iRhythm Technologies	Vicor Corporation
Kornit Digital Ltd	Xperi Holding Corp.

The Compensation Committee reviewed our named executive officer compensation against this peer group to ensure that our named executive officer compensation was competitive and sufficient to recruit and retain our named executive officers. While the Board of Directors considers this data in evaluating named executive officer compensation, we did not benchmark our named executive officer compensation to any particular pay percentile or level.

Elements of Our Executive Compensation Program

For fiscal 2022, our executive compensation program consisted of the following elements, each established as part of our program in order to achieve the compensation objective specified below:

Compensation Element	Compensation Objectives Designed to be Achieved and Key Features
Base Salary	Attract and retain key talent by providing base cash compensation at competitive levels
Annual Incentive Compensation	Provides short-term incentives based on annual performance and achievement of specified strategic goals
Long-Term Equity-Based Compensation	Provides long-term incentives to drive financial and operational performance and shareholder value creation
Health and Welfare Benefits	Attract and retain key talent by providing a competitive benefits package
Severance and Other Benefits Potentially Payable upon Termination of Employment	Provided to certain executive officers to create clarity around termination and promote retention.

We do not currently have formal policies relating to the allocation of total compensation among the various elements of our compensation program.

Base Salaries

The base salaries of our named executive officers are an important part of their total compensation package, and are intended to reflect their respective positions, duties and responsibilities. Base salary is a stable and fixed component of our compensation program. Base salaries for our named executive officers were initially established through negotiations at the time an executive was hired and set forth in the executive’s employment agreement with the Company. Our Compensation Committee reviews the annual base salaries of each of our named executive officers periodically, referring to the 50th percentile of similar positions at our peer group of companies or, if no similar positions are included in our peer group of companies, general market surveys when adjusting annual base salaries. The surveys provide general market data for relevant positions and are not used to benchmark annual base salaries for our named executive officers.

The following table sets forth the base salaries of our named executive officers for fiscal 2022 before and after 2022 salary increases:

	Fiscal 2022	Fiscal 2022
	Base Salary -	Base Salary -
Named Executive Officer	Pre-Increase	Post-Increase
Ric Fulop	580,000	580,000
Jason Cole(1)	—	550,000
James Haley(2)	393,000	415,000
Jonah Myerberg(2)	360,000	400,000
Thomas Nogueira(3)	325,000	400,000
Arjun Aggarwal(2)	325,000	350,000
Michael Jafar	415,000	415,000

(1)	Mr. Cole joined the Company in October 2022 and did not receive a salary increase in 2022.
(2)	In February 2022, with input from FW Cook, the Compensation Committee approved base salary increases for certain of our named executive officers. Mr. Haley’s base salary increased from $393,000 to $415,000. Mr. Aggarwal’s base salary increased from $325,000 to $350,000. Mr. Myerberg’s base salary increased from $360,000 to $400,000.
(3)	In June 2022, Mr. Nogueira’s base salary increased from $325,000 to $400,000 in connection with his promotion to Chief Operating Officer.

The actual base salaries paid to our named executive officers in 2022 are set forth in the “2022 Summary Compensation Table” below.

Incentive Compensation

Annual Bonuses

We consider performance-based annual incentive opportunities to be an important component of our total compensation program in providing incentives to executive officers to achieve annual corporate goals. Each named executive officer is eligible to receive an annual performance-based bonus based on a specified target, expressed as a percentage of the named executive officer’s base salary.

In June 2022, the Compensation Committee, based on input from FW Cook, approved the terms of the 2022 performance bonus plan for our executive officers (the “2022 Bonus Plan”) under which our named executive officers were eligible to receive a bonus based on the achievement of Company performance goals, with potential payouts ranging from 0-150% of target. In June 2022, the Compensation Committee also determined to pay out the amounts earned under the 2022 Bonus Plan in fully vested RSUs.

Given the importance of continuing to develop innovative technologies and product offerings, the Compensation Committee determined to include both financial and strategic objectives as performance measures for the 2022 Bonus Plan. The 2022 Bonus Plan was funded 75% based on corporate financial performance and 25% based on performance versus the strategic scorecard.

The corporate financial metrics for purposes of the 2022 Bonus Plan were as follows:

●	Revenue: Total revenues for the 2022 fiscal year calculated from the year-end financial statements.
●	Non-GAAP Margin: Non-GAAP margin for the 2022 fiscal year calculated from the year-end financial statements, excluding stock compensation expense, amortization of acquired intangible assets, restructuring expense, expenses related to acquisitions and integration, and inventory step-up adjustments.

●	Adjusted EBITDA: Adjusted EBITDA for fiscal 2022 calculated from the year-end financial statements, excluding change in fair value of investments, inventory step-up adjustments, stock compensation expense, restructuring expense, goodwill impairment, and expenses related to acquisitions and integration.
●	Q4 Inventory Turnover: Inventory turnover ratio for the 2022 fiscal year calculated from the year-end financial statements.

The strategic objectives for the 2022 Bonus Plan consisted of: (i) the launch of a new ERP at certain operating locations; (ii) the scale-up of certain product offerings; (iii) additional shipments of certain products; and (iv) the full commercial launch of certain product offerings.

Results for each performance measure were determined on a scale of 0% - 150% of target, with a maximum overall bonus opportunity under the 2022 Bonus Plan at 150% of target.

The table below sets forth the baseline, target and maximum goals for the financial performance components of the 2022 Bonus Plan established by the Compensation Committee. Payout amounts are interpolated for performance falling between 0% and 150% of target.

		2022 Financial Goals
Metric		Baseline	Target	Maximum
($ in millions)	Weighting	(50% Funding)	(100% Funding)	(150% Funding)
Revenue	18.75%	$230	$260	$310
Non-GAAP Margin	18.75%	26%	30%	40%
Adjusted EBITDA	18.75%	($101)	($90)	($79)
Q4 Inventory Turnover	18.75%	2.5	3.0	3.5

In February 2023, the Compensation Committee reviewed the Company’s financial and business performance and approved payouts under the 2022 Bonus Plan. During 2022, we recognized revenues of $209.0 million, non-GAAP margin of 22.5%, adjusted EBITDA of ($118.4) million, and Q4 inventory turnover of 2.66. As it relates to the strategic objectives under the 2022 Bonus Plan, the Company launched the Oracle ERP at DMO in Q3 2022 and scaled-up the S-Max Flex product offering by the end of 2022. Based on the funding guidelines for the 2022 Bonus Plan and actual performance, the Compensation Committee approved bonus plan funding at 12.5% of target for 2022.

The table below presents information relating to the various components and actual achievement under the 2022 Bonus Plan:

	Performance Measure	Level of Achievement
Performance Measure	Weighting	(0% - 150%)	Result
Revenue	18.75%	0%	0%
Non-GAAP Margin	18.75%	0%	0%
Adjusted EBITDA	18.75%	0%	0%
Inventory Turnover	18.75%	0%	0%
Launch of New ERP at Certain Operating Locations	10%	100%	10%
Scale-up of Certain Products	5%	50%	2.5%
Additional Shipment of Certain Products	5%	0%	0%
Commercial Launch of Certain Products	5%	0%	0%
Bonus Target			12.5%

For each of Messrs. Fulop, Myerberg, and Nogueira, the Compensation Committee approved payouts under the 2022 Bonus Plan at the 12.5% bonus funding level. In connection with his commencement of employment during 2022, the company agreed to pay Mr. Cole 100% of his target bonus for 2022, pro-rated based on his partial year of employment. Pursuant to his separation agreement with the Company, Mr. Haley received an annual performance bonus for calendar year 2022 equal to 60% of his base salary, which was paid in a lump sum of $249,000 in December 2022. Pursuant to their separation agreements with the Company, Messrs. Aggarwal and Jafar were not eligible to participate in the 2022 Bonus Plan.

The following table sets forth the bonus target and actual bonuses paid to each named executive officer under the 2022 Bonus Plan:

					2022 Actual
	2022 Annual	2022 Target	2022 Target	2022 Actual	Bonus
	Base Salary	Bonus	Bonus	Bonus	Amount
Named Executive Officer	Rate	(% of Base Salary)	Amount	Amount ($)(5)	(% of Target)
Ric Fulop	580,000	85%	493,000	61,625	12.5%
Jason Cole(1)	550,000	100%	550,000	91,667	100%
James Haley(2)	415,000	60%	249,000	—	100%
Jonah Myerberg	400,000	50%	200,000	25,000	12.5%
Thomas Nogueira	400,000	60%	240,000	30,000	12.5%
Arjun Aggarwal(3)	350,000	—	—	—	—
Michael Jafar(4)	415,000	—	—	—	—

(1)	Mr. Cole’s actual payout was guaranteed at 100% of target and prorated based on his start date of October 31, 2022.
(2)	Mr. Haley terminated employment with the Company during 2022 and, pursuant to the terms of his separation agreement with the Company, received a lump sum annual performance bonus for 2022 of $249,000 in December 2022.
(3)	Mr. Aggarwal terminated employment with the Company on January 2, 2023 and was not eligible to receive an annual bonus for the year.
(4)	Mr. Jafar terminated employment with the Company during 2022 and was not eligible to receive an annual bonus for the year.
(5)	In June 2022, the Compensation Committee determined to pay out the amounts earned under 2022 Bonus Plan in restricted stock units and on February 15, 2023 the named executive officers were granted restricted stock units in the following amounts: Mr. Fulop (33,491); Mr. Cole (49,819); Mr. Myerberg (13,586); and Mr. Nogueira (16,304). The number of restricted stock units granted to each named executive officer was determined based on the closing price of our common stock on February 15, 2023 of $1.84 per share. The restricted stock units fully vested on February 15, 2023.

Long-Term Equity-Based Compensation

We view equity-based compensation as a critical component of our balanced total compensation program. Equity-based compensation creates an ownership culture among our employees that provides an incentive to contribute to the continued growth and development of our business and aligns the interests of executives with those of our stockholders. We do not currently have any formal policy for determining the number of equity-based awards to grant to named executive officers, but the size and value of annual equity awards for 2022 were based on considerations included in the process for determining executive compensation overall, as previously described in this CD&A.

Historically, we granted stock options as the long-term incentive component of our compensation program. Such awards generally vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates. No option awards were granted to our named executive officers in 2022.

Beginning in 2020, we granted time-based restricted stock units as the long-term incentive component of our compensation program. Such awards generally vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.

For 2022, we granted time-based restricted stock units to our executives, including certain of our named executive officers. The following table sets forth the restricted stock units granted to our named executive officers during 2022.

Time-Based
Restricted Stock
Named Executive Officer	Units Granted
Ric Fulop(3)	—
Jason Cole(1)	1,500,000
James Haley(2)	—
Jonah Myerberg(3)	—
Thomas Nogueira	518,862
Arjun Aggarwal	469,580
Michael Jafar	393,120

(1)	In November 2022, we granted time-based restricted stock unit awards to Mr. Cole in connection with his appointment as Chief Financial Officer and Treasurer. Per the terms of his employment agreement, this equity award was granted in lieu of any other equity awards that the Company may have otherwise granted Mr. Cole during his first year of employment.
(2)	Mr. Haley did not receive any equity award grants in 2022 prior to his termination.
(3)	During 2021, Mr. Fulop and Mr. Myerberg were granted performance-based restricted stock units that were intended as multi-year awards. Accordingly, Mr. Fulop and Mr. Myerberg were not granted long-term equity incentive awards in 2022.

Health and Welfare Benefits

Our named executive officers are eligible to participate in our employee benefit plans and programs, including medical, dental and vision benefits, life insurance, and disability insurance, to the same extent as our other full-time employees, subject to the terms and eligibility requirements of those plans. We believe the benefits described above are necessary and appropriate to provide a competitive compensation package to our named executive officers.

Retirement Benefits

We currently maintain a 401(k) retirement savings plan for our employees, including our named executive officers, who satisfy certain eligibility requirements. Our named executive officers are eligible to participate in the 401(k) plan on the same terms as other full-time employees. The Internal Revenue Code allows eligible employees to defer a portion of their compensation on a pre-tax basis through contributions to the 401(k) plan, subject to applicable annual Code limits. All participants’ interests in their deferrals are 100% vested when contributed. Currently, we do not match contributions made by executive officers in the 401(k) plan. We believe that providing a vehicle for tax-deferred retirement savings though our 401(k) plan adds to the overall desirability of our executive compensation package and further incentivizes our employees, including our named executive officers, in accordance with our compensation policies.

Employment and Severance Arrangements

We are party to employment agreements with the following named executive officers.

In connection with his appointment as Chief Operating Officer on June 13, 2022, we entered into an employment agreement with Mr. Nogueira. Under the employment agreement, in the event Mr. Nogueira is terminated by us without cause, or if he resigns for good reason, he will be entitled to base salary continuation for a period of 9 months. To the extent Mr. Nogueira is covered under the Company’s health plan at the time of such termination or resignation, the Company will pay the employer’s portion of COBRA premium payments for Mr. Nogueira and his covered dependents through the severance period. The severance payments and benefits provided under the employment agreement are subject to Mr. Nogueira’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants described below.

In connection with his appointment as Chief Financial Officer on October 31, 2022, we entered into an employment agreement with Mr. Cole. Under the employment agreement, Mr. Cole will be eligible for an annual equity grant in his second year of employment with a value of $600,000. In addition, in the event Mr. Cole is terminated by us without cause, or if he resigns for good reason, he will be entitled to base salary continuation for a period of 6 months. To the extent Mr. Cole is covered under the Company’s health plan at the time of such termination or resignation, the Company will pay the employer’s portion of COBRA premium payments for Mr. Cole and his covered dependents through the severance period. In addition, if Mr. Cole is terminated without cause or resigns for good reason within twelve months following a change in control, his unvested equity incentive awards will vest immediately prior to such termination or resignation. The severance payments and benefits provided under the employment agreement are subject to Mr. Cole’s execution and non-revocation of a release of claims in favor of the Company and continued compliance with certain restrictive covenants described below.

For purposes of the executive employment arrangements, “cause” generally means a (i) violation of a Company policy or rule, (ii) breach, attempted breach, or violation of any non-competition or non-solicitation agreement the executive has with the Company, (iii) willful failure to substantially perform duties with the Company, subject to an opportunity for notice and cure for Mr. Cole, (iv) willful failure in any material respect to carry out or comply with any lawful and reasonable directive of the Board, (v) arrest for, conviction of, or plea of guilty, nolo contendere, or no contest to any felony or a misdemeanor involving moral turpitude, material deceit, or fraud, (vi) gross negligence, willful misconduct, or (vii) other conduct by the executive that could be materially harmful to the business, interests or reputation of the Company. For purposes of the executive employment arrangements, “good reason” means, subject to certain opportunities for notice and cure (i) the Company relocates the executive or requires the executive to be based, in either case, (x) outside the Company’s current location resulting in a material increase to his normal commute (for Mr. Nogueira) or (y) more than 35 miles from the Company’s Burlington, MA location (for Mr. Cole), (ii) a material reduction in job responsibilities, or (iii) a material reduction in base salary, other than as part of an across the board salary reduction applied to all similarly situated executives (for Mr. Nogueira).

We have not entered into an employment agreement with Mr. Fulop or Mr. Myerberg that sets forth the terms and conditions of their employment with us or provides severance payments or benefits in connection with their termination of employment.

All of the named executive officers have entered into restrictive covenant agreements with us that generally contain 12-month post-employment non-competition and non-solicitation covenants.

Agreements with Former Executive Officers

We entered into separation agreements with Messrs. Jafar and Haley in connection with their termination of employment during 2022.

Separation Agreement with Mr. Jafar

We entered into a Separation Agreement with Mr. Jafar in connection with his separation in June 2022. Pursuant to the Separation Agreement and subject to his execution of a release of claims and continued compliance with a separate restrictive covenant agreement (except with respect to certain non-competition obligations, which were waived in connection with Mr. Jafar’s separation), the Company agreed to pay Mr. Jafar severance payments equal to 6 months of his base salary amounting to $207,500 and an additional cash payment equal to the cash value of 16,556 shares of Desktop Metal calculated at the closing stock price on June 30, 2022.  In addition, the Company agreed to pay the COBRA premium payments for Mr. Jafar through the 12 month severance period. With respect to any of Mr. Jafar’s equity grants, any vested stock options were exercisable for 90 days and all outstanding unvested equity awards were forfeited as of the effective date of his separation.

Transition Agreement with Mr. Haley

In connection with Mr. Haley’s separation as Chief Financial Officer in July 2022, we entered into a Transition and Separation Agreement with Mr. Haley. Following successful completion of the transition services outlined in the separation agreement, and subject to his execution and non-revocation of a release of claims and continued compliance with a separate restrictive covenant agreement, the Company agreed to pay Mr. Haley severance payments equal to 75% of Mr. Haley’s base salary for a period of 9 months amounting to $311,250. In addition, the Company agreed to pay the employer’s portion of COBRA premium payments for Mr. Haley and his covered dependents through the 9-month severance period. Mr. Haley received accelerated vesting of 50% of any unvested time-based restricted stock units as of the termination date. Additionally, Mr. Haley was paid a one-time bonus of $249,000, which represented his annual performance bonus for calendar year 2022.

Transition Agreement with Mr. Aggarwal

In connection with Mr. Aggarwal’s separation as Executive Vice President, Corporate Development in November 2022, we entered into a Transition and Separation Agreement with Mr. Aggarwal. Following successful completion of the transition services outlined in the separation agreement until January 2, 2023, and subject to his execution and non-revocation of a release of claims and continued compliance with a separate restrictive covenant agreement, the Company agreed to pay Mr. Aggarwal severance payments equal to 6 months of his base salary amounting to $175,000 and agreed to pay Mr. Aggarwal’s COBRA benefits through June 30, 2023. Additionally, the Company granted Mr. Aggarwal an extension of 60 months from his termination date to exercise any of his vested options. Mr. Aggarwal did not terminate employment until 2023 and no such severance payments or benefits were paid or accrued during 2022. Therefore, such amounts are not reflected in the 2022 Summary Compensation Table below. However, the Company incurred an accounting charge in November 2022 in connection with extending the post-termination exercise period of Mr. Aggarwal’s vested options, which amount is reported in the 2022 Summary Compensation Table and Grants of Plan-Based Awards in Fiscal 2022 Table below.

Tax Considerations

As a general matter, our Compensation Committee reviews and considers the various tax and accounting implications of compensation programs we utilize.

Clawback Policy

In October 2022, the SEC adopted new Rule 10D-1 under the Securities Exchange Act of 1934, as amended, which requires national securities exchanges, including the NYSE, to establish listing standards relating to executive officer incentive compensation clawback and disclosure rules. The Committee is monitoring the development of NYSE’s final listing standards and will implement a compensation recoupment policy that is consistent with the requirements of the listing standards.

COMPENSATION COMMITTEE REPORT

The information in this Compensation Committee Report shall not be considered “soliciting material” or “filed” with the SEC, nor shall this information be incorporated by reference into any previous or future filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company incorporates it by specific reference.

The Compensation Committee has reviewed and discussed with management the Compensation Discussion and Analysis set forth above. Based on such review and discussions, the Compensation Committee has recommended to the Board that the Compensation Discussion and Analysis be included in this Proxy Statement.

Dayna Grayson (Chair)
Wen Hsieh

April 15, 2023

COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS

2022 Summary Compensation Table

The following table contains information about the compensation awarded to, paid to, or earned by each of our named executive officers during our most recently completed fiscal year ended December 31, 2022.

							Non-Equity
							Incentive Plan		All Other
		Salary	Bonus	Stock Awards	Option Awards		Compensation		Compensation	Total
Name and Principal Position	Year	($)	($)(1)	($)(2)	($)		($)		($)(4)	($)
Ric Fulop	2022	568,846	—	—	—		61,625	(3)	540	631,011
Chief Executive Officer	2021	522,500	—	10,018,870	—		493,000		540	11,034,910
	2020	332,500	—	—	—		150,000		508	483,008
Jason Cole	2022	84,615	91,667	3,690,000	—		—		83	3,866,365
Chief Financial Officer
James Haley	2022	388,519	249,000	2,570,168	—		—		325,741	3,533,428
Former Chief Financial Officer	2021	376,208	150,000	7,622,500	—		196,500		525	8,345,733
Jonah Myerberg	2022	387,692	—	-	—		25,000	(3)	561	413,253
Chief Technology Officer	2021	342,500	—	5,009,435	-		162,000		514	5,514,449
Thomas Nogueira	2022	359,138	-	1,599,998	—		30,000	(3)	311	1,989,447
Chief Operating Officer
Arjun Aggarwal	2022	340,386	—	1,599,997	250,239	(5)	-		295	2,190,917
Former EVP, Corporate Development	2021	309,382	—	599,999	—		146,250		249	1,055,880
Michael Jafar	2022	215,481		1,599,998	—		—		266,173	2,081,652
Former Chief Executive Officer, Desktop Health	2021	345,833	250,000	4,799,995	—		173,958		315	5,570,101

(1)	The amount shown for Mr. Cole represents his guaranteed annual performance bonus for 2022. In June 2022, the Compensation Committee determined that all annual bonuses for 2022 would be paid out in restricted stock units, and on February 15, 2023 Mr. Cole was granted 49,819 fully vested restricted stock units in lieu of his annual bonus. The number of restricted stock units was determined based on the closing price of our common stock on February 15, 2023 of $1.84 per share. The amount shown for Mr. Haley represents his guaranteed annual performance bonus for 2022 paid to him in connection with his termination of employment in 2022.
(2)	Amounts shown reflect the grant date fair value of restricted stock units granted during the year as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. For Mr. Haley, the amount shown reflects the incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718, of RSUs that were modified in 2022 to provide for accelerated vesting in connection with his termination of employment in 2022.
(3)	Amounts shown reflect performance bonuses earned for fiscal year 2022. In June 2022, the Compensation Committee determined to pay out the amounts earned under the 2022 Bonus Plan in restricted stock units, and on February 15, 2023, the named executive officers were granted fully vested restricted stock units. For a further description of these payments, see the section entitled “Incentive Compensation – Annual Bonuses” above and footnote four (4) to the Grants of Plan-Based Awards Fiscal 2022 Table below.
(4)	For all named executive officers, amount reflects the value of gross-up payments for the taxable portion of group term life insurance in excess of $50,000. For Mr. Haley, the amount also reflects severance payments of $311,250 paid or accrued during the year in connection with his separation from the Company along with COBRA premiums of $13,632 paid on his behalf. For Mr. Jafar, the amount also reflects $207,500 in severance payments paid or accrued during the year in addition to a cash payment of $36,423, representing payment for the value of 16,556 shares of common stock on the date of his termination, along with COBRA premiums of $22,042 paid on his behalf.

(5)	Represents the incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718, of vested option awards that were modified in 2022 to extend the post-termination exercise period of such options in connection with Mr. Aggarwal’s termination of employment in January 2023.

Grants of Plan-Based Awards in Fiscal 2022

The following table provides supplemental information relating to grants of plan-based awards made during fiscal 2022 to the named executive officers.

							Grant Date
		Estimated Future Payouts Under Non-Equity				All Other	Fair Value of
		Incentive Plan Awards(4)				Stock Awards:	Stock and
		Threshold	Target	Maximum		Number of Units	Option Awards
Name	Grant Date	($)	($)	($)	Grant Date	(#)	($)(5)
Ric Fulop	6/14/2022	—	493,000	739,500	—	—	—
Jason Cole	—	—	—	—	11/15/2022 (1)	1,500,000	3,690,000
James Haley(2)	—	—	—	—	—	—	2,570,168
Jonah Myerberg	6/14/2022	—	200,000	300,000	—	—	—
Thomas Nogueira	6/14/2022	—	240,000	360,000	2/11/2022(1)	245,700	999,999
	—	—	—	—	6/10/2022(1)	235,849	500,000
	—	—	—	—	10/3/2022(1)	37,313	99,999
Arjun Aggarwal	—	—	—	—	2/11/2022(1)	245,700	999,999
	—	—	—	—	10/3/2022(1)	223,880	599,998
	—	—	—	—	—	—	250,239	(5)
Michael Jafar(3)	—	—	—	—	2/11/2022(1)	393,120	1,599,998

(1)	Amounts represent time-based restricted stock units that vest as to 25% of the shares on the first anniversary of the applicable grant date and as the remaining 75% of shares in 12 substantially equal quarterly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.
(2)	Mr. Haley terminated employment in December 2022 and was not granted any incentive awards during the year. The amount shown in the “Grant Date Fair Value of Stock and Option Awards” column represents the incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718, of RSUs that were modified in connection with his termination of employment in 2022. See “Agreements with Former Executive Officers” above for a description of this RSU modification.
(3)	Mr. Jafar terminated employment in June 2022, forfeiting all incentive plan awards.
(4)	Amounts shown represent the target and maximum bonus opportunities under the 2022 Bonus Plan. There is no threshold performance level under the 2022 Bonus Plan. In June 2022, the Compensation Committee determined to pay out the amounts earned under the 2022 Bonus Plan in restricted stock units and on February 15, 2023 the named executive officers were granted restricted stock units in the following amounts: Mr. Fulop (33,491); Mr. Myerberg (13,586); and Mr. Nogueira (16,304). The number of restricted stock units granted to each named executive officer was determined based on the closing price of our common stock on February 15, 2023 of $1.84 per share. The restricted stock units fully vested on February 15, 2023. Mr. Cole received a guaranteed annual performance bonus for 2022, the amount of which is reported in the “Bonus” column of the 2022 Summary Compensation Table above.
(5)	The amount shown represents the incremental fair value, computed as of the modification date in accordance with FASB ASC Topic 718, of vested option awards that were modified in connection with Mr. Aggarwal’s termination of employment. See “Agreements with Former Executive Officers” above for a description of this option modification.

Outstanding Equity Awards at Fiscal Year-End Table

The following table summarizes the number of shares of common stock underlying outstanding equity incentive plan awards for each named executive officer as of December 31, 2022.

		Option Awards				Stock Awards
										Equity
										Incentive
								Equity		Plan
								Incentive		Awards:
								Plan		Market or
								Awards:		Payout
								Number of		Value of
		Number of	Number of				Market	Unearned		Unearned
		Securities	Securities			Number of	Value of	Shares,		Shares,
		Underlying	Underlying			Shares or	Shares or	Units or		Units, or
		Unexercised	Unexercised			Units of	Units of	Other		Other
	Vesting	Options	Options	Option	Option	Stock That	Stock That	Rights That		Rights That
	Commencement	(#)	(#)	Exercise	Expiration	Have Not	Have Not	Have Not		Have Not
Name	Date	Exercisable	Unexercisable(3)	Price ($)	Date	Vested (#)(4)	Vested ($)(5)	Vested (#)		Vested ($)(5)
Ric Fulop	10/14/2021	—	—	—	—	—	—	377,928	(6)	513,982
Jason Cole	11/1/2022	—	—	—	—	1,500,000	2,040,000	—		—
James Haley(1)	—	—	—	—	—	—	—	—		—
Jonah Myerberg	6/11/2020	20,087	12,050	1.40	6/10/2030	—	—	—		—
	10/14/2021	—	—	—	—	—	—	188,964	(6)	256,991
Thomas Nogueira	4/1/2018	18,318	—	2.46	5/10/2028	—	—	—		—
	5/31/2018	4,679	—	2.78	9/6/2028	—	—	—		—
	5/31/2018	62,487	—	2.78	9/6/2028	—	—	—		—
	6/11/2020	32,174	42,933	1.40	6/10/2030	—	—	—		—
	9/1/2020	13,742	10,682	1.40	8/31/2030	—	—	—		—
	6/1/2021	—	—	—	—	18,626	25,331	—		—
	2/11/2022	—	—	—	—	245,700	334,152	—		—
	7/1/2022	—	—	—	—	235,849	320,755	—		—
	10/1/2022	—	—	—	—	37,313	50,746	—		—
Arjun Aggarwal	11/9/2017	103,803	—	2.46	11/30/2027	—	—	—		—
	1/1/2018	73,273	—	2.46	2/26/2028	—	—	—		—
	4/1/2019	83,958	7,632	3.34	5/7/2029	—	—	—		—
	6/11/2020	57,246	34,344	1.40	6/10/2030	—	—	—		—
	7/17/2020	36,892	24,168	1.40	8/4/2030	—	—	—		—
	6/1/2021	—	—	—	—	24,835	33,776	—		—
	2/11/2022	—	—	—	—	245,700	334,152	—		—
	10/1/2022	—	—	—	—	223,880	304,477	—		—
Michael Jafar(2)	—	—	—	—	—	—	—	—		—

(1)	Mr. Haley terminated employment with the Company in December 2022. As part of his separation agreement, 50% of Mr. Haley’s unvested time-based restricted stock units (or 123,740 shares) were accelerated as of December 16, 2022. The remaining equity awards were forfeited in connection with his termination and no such awards were outstanding as of December 31, 2022.
(2)	Mr. Jafar terminated employment with the Company in June 2022. All of his outstanding equity awards were forfeited in connection with his termination and no such awards were outstanding as of December 31, 2022.
(3)	Time-based stock options vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 36 substantially equal monthly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.
(4)	Time-based restricted stock units vest as to 25% of the shares on the first anniversary of the vesting commencement date and as to the remaining 75% of the shares in 12 substantially equal quarterly installments thereafter, subject to the executive’s continued service with us through the applicable vesting dates.
(5)	Amount shown is based on a price per share of $1.36, which was the closing price of our common stock as of December 31, 2022.
(6)	Performance-based restricted stock units vest upon achievement of market capitalization performance metrics measured over the seven-year performance period ending in 2028 and continued service. These awards are displayed in the table at threshold and none have been earned as of December 31, 2022. Assuming the maximum level of performance, the service-based condition will be satisfied as to 1,889,640 shares for Mr. Fulop and 944,820 shares for Mr. Myerberg on October 14, 2024 and as to 2,645,496 shares for Mr. Fulop and 1,322,748 shares for Mr. Myerberg on October 14, 2025.

Option Exercises and Stock Vested in Fiscal 2022

The following table sets forth information regarding options exercised and stock awards vested, in each case with respect to our named executive officers during fiscal 2022.

	Options Awards		Stock Awards
	Number of		Number of
	Shares	Value	shares	Value
	Acquired on	Realized on	Acquired on	Realized on
Name	Exercise (#)	Exercise ($)(1)	Vesting (#)	Vesting ($)(2)
Ric Fulop	—	—	—	—
Jason Cole	—	—	—	—
James Haley	—	—	294,175	700,485
Jonah Myerberg	—	—	—	—
Thomas Nogueira	39,381	142,266	11,175	23,784
Arjun Aggarwal	—	—	14,900	31,713
Michael Jafar	—	—	41,390	151,405

(1)	Calculated by multiplying (i) the number of shares exercised by (ii) the difference between the closing price of our common stock on the date of exercise and the exercise price of the option.
(2)	Calculated by multiplying (i) the number of shares acquired on vesting by (ii) the closing price of our common stock on the date of vesting.

Potential Payments Upon Termination or Change in Control

The following table sets forth the potential payments that would have been provided to each of our named executive officers under each of the circumstances specified below if he had terminated employment with Desktop Metal effective December 31, 2022. We do not have any agreements that would provide automatic “single-trigger” accelerated vesting of equity compensation or excise tax gross-up payments to any of our named executive officers in the event of a change in control of the Company. The Company does not maintain a severance plan. All amounts below are based on the terms of the applicable equity award agreements and solely with respect to Messrs. Cole and Nogueira, their employment agreements with the Company.

The actual amounts to be paid out can only be determined at the time of such executive’s separation from the Company. For purposes of the table below, the target award amount was used for performance-based awards with performance periods not yet completed. See “Agreements with Former Executive Officers” above for a description of the severance arrangements with Mr. Haley and Mr. Jafar and the “All Other Compensation” column of the “2022 Summary Compensation Table” for the actual amounts paid pursuant to such arrangements.

Scenario and Payment Type	Ric Fulop		Jason Cole		Jonah Myerberg		Thomas Nogueira		Arjun Aggarwal
Death or disability
Restricted stock units	$—	(1)	$—		$—	(1)	$—		$—
Total	$—		$—		$—		$—		$—
Termination without cause or resignation for good reason
Base Salary	$—		$—		$—		$—		$2,877
Severance	$—		$275,000	(3)	$—		$300,000	(6)	$175,000
Restricted Stock Units	$—		$—		$—		$—		$—
Continued benefits	$—		$1,421	(4)	$—		$4,349	(7)	$3,466
Total	$—		$276,421		$—		$304,349		$181,343
Change in control with qualifying termination
Base Salary	$—		$—		$—		$—		$—
Restricted Stock Units	$—	(2)	$2,040,000	(5)	$—	(2)	$—		$—
Total	$—		$2,040,000		$—		$—		$—

(1)	Unvested performance-based restricted stock units granted in 2021 (the “2021 Founder Awards”) vest upon death or disability to the extent that the market capitalization goal has been achieved as of the date of death or disability. As of December 31, 2022, no market capitalization goals have been achieved; accordingly, there is no expected pay out of the 2021 Founder Award.

(2)	Unvested 2021 Founder Awards vest upon a termination without cause or resignation for good reason following a change in control provided that the market capitalization goal has been achieved as of the date of the change in control. As of December 31, 2022, no market capitalization goals have been achieved; accordingly, there is no expected pay out of the 2021 Founder Award.
(3)	Reflects severance benefit of 6 months of Mr. Cole’s 2022 base salary of $550,000.
(4)	Reflects continued benefit of 6 months of covered COBRA premiums for Mr. Cole and his dependents.
(5)	Reflects accelerated vesting of 100% of outstanding unvested restricted stock units.
(6)	Reflects severance benefit of 9 months of Mr. Nogueira’s 2022 base salary of $400,000
(7)	Reflects continued benefit of 9 months of covered COBRA premiums for Mr. Nogueira and his dependents.
(8)	Mr. Aggarwal terminated employment with us on January 3, 2023 and the amounts shown represent the potential payments that would have been provided to Mr. Aggarwal under each of the circumstances specified if he had terminated employment with Desktop Metal effective December 31, 2022. In addition to his severance payments and continued benefits, in the event of a termination without cause prior to January 3, 2023, Mr. Aggarwal would have been entitled to his remaining unpaid salary through January 3, 2023, which amount is set forth in the “Base Salary” row in the table above. Additionally, Mr. Aggarwal would have received an extension of 60 months from his termination date to exercise any of his vested options. See “Agreements with Former Executive Officers” above for a description of the severance payments and benefits actually received by Mr. Aggarwal in connection with his termination of employment in 2023.

EQUITY COMPENSATION PLAN INFORMATION

The following table summarizes compensation plans under which our equity securities are authorized for issuance as of December 31, 2022.

Number of securities remaining
	Number of securities		available for future issuance under
	to be issued upon exercise of	Weighted-average exercise price of	equity compensation plans (excluding
	outstanding options, warrants and rights	outstanding options, warrants and rights	securities reflected in column (a))
Plan category	(a)	(b)(1)	(c)
Equity compensation plans approved by security holders (2), (3), (4)	22,210,030	1.83	17,763,707
Equity compensation plans not approved by security holders	—	N/A	—
Total	22,210,030	1.83	17,763,707

(1)	The weighted-average exercise price does not reflect the shares that will be issued in connection with the settlement of RSUs, since RSUs have no exercise price.
(2)	Consists of shares issuable under the Desktop Metal, Inc. 2020 Incentive Award Plan (the “2020 Incentive Award Plan”). The number of shares available for issuance under the 2020 Incentive Award Plan increases annually on the first day of each calendar year beginning January 1, 2021 and ending on and including January 1, 2030, by an amount equal to the lesser of (i) 5% of the aggregate number of shares of common stock outstanding on the final day of the immediately preceding calendar year and (ii) such smaller number of shares as is determined by the Board.
(3)	This table does not include options to purchase 86,020 shares of our Class A common stock at a weighted average exercise price of $4.47 per share, that were granted under The ExOne Company 2013 Equity Incentive Plan (the “ExOne Plan”), that we assumed on November 12, 2021 pursuant to the Agreement and Plan of Merger, dated as of August 11, 2021, by and among the Company, Texas Merger Sub I and The ExOne Company. No further awards will be granted under the ExOne Plan.
(4)	This table does not include 8,386,373 shares issuable upon exercise or vesting of outstanding awards that were granted under the Desktop Metal, Inc. 2015 Stock Incentive Plan (the “2015 Plan”) and 71,604 shares issuable upon exercise or vesting of outstanding awards that were granted under the Make Composites, Inc. 2018 Equity Incentive Plan (the “2018 Plan”) , that we assumed on December 8, 2020 pursuant to the Agreement and Plan of Merger, dated as of September 26, 2020, by and among the Company, Sparrow Merger Sub, Inc. and Desktop Metal, Inc. (now known as Desktop Metal Operating, Inc.). No further awards will be granted under the 2015 Plan or the 2018 Plan.

CEO PAY RATIO

As required by Item 402(u) of Regulation S-K, we are providing the following information about the relationship of the annual total compensation of our “median employee” and the annual total compensation Ric Fulop, our Chief Executive Officer, during 2022. We consider the pay ratio specified to be a reasonable estimate, calculated in a manner intended to be consistent with Item 402(u) of Regulation S-K.

Based on the methodology described below, our CEO’s 2022 total compensation was 10.6 times that of our median employee.

Our median employee is a full-time, salaried employee working in Missouri as a Computer-Aided Design and Manufacturing Technician. The total compensation of our median employee was $59,805. Our CEO’s total compensation for 2022 was $631,011 (as reflected in the Summary Compensation Table).

To determine the median of the annual total compensation of all employees of the Company (other than the CEO), the methodology and the material assumptions, adjustments and estimates that we used were as follows:

●	We selected December 31, 2022 as the date upon which we would identify our employee population and median employee.
●	We excluded 43, or approximately 4% of employees who are employed in the following non-US jurisdictions: Australia (1 employee); Canada (1 employee); France (7 employees); Hong Kong (2 employees); India (1 employee); Japan (22 employees); Netherlands (1 employee); Sweden (1 employee); Taiwan (1 employee); Thailand (1 employee); United Kingdom (4 employees); and Vietnam (1 employee). As of December 31, 2022, our employee population included approximately 1,165 employees, which was comprised of approximately 908 US employees and 257 non-US employees.
●	We identified our median employee using a “direct total compensation” measure consisting of: (i) fiscal year 2022 annual base salary (salary or gross wages for hourly employees), which we annualized for any permanent employees who commenced work during the year, (ii) paid bonuses for fiscal year 2022, and (iii) the dollar value of stock awards vested and exercised in fiscal year 2022.
●	Compensation paid in foreign currencies was converted to U.S. dollars using 12-month average exchange rates for the year ended December 31, 2022.
●	Once the median employee was identified, we calculated annual total compensation for such employee using the same methodology we use to report our CEO’s total annual compensation, as reported in the 2022 Summary Compensation Table.

We believe this pay ratio is a reasonable estimate calculated in a manner consistent with SEC rules based on our payroll and employment records and the methodology described above. SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, to apply certain exclusions, and to make reasonable estimates and assumptions that reflect their compensation practices.

Accordingly, our pay ratio is affected by many factors, and may not be comparable to the pay ratios reported by other companies. For example, the following factors may affect the comparability of our pay ratio:

●	Our large global workforce, which may have significantly lower wages than U.S. wages;
●	Exclusion of certain international employees as described in more detail above; and
●	Varied currency exchange rates.

PAY vs. PERFORMANCE COMPARISON

The following table sets forth information concerning the compensation of our NEOs for each of the fiscal years ended December 31, 2022, 2021 and 2020, and our financial performance for each such fiscal year:

					Value of Initial Fixed $100
			Average		Investment Based on:
	Summary		Summary	Average		Peer Group
	Compensation	Compensation	Compensation	Compensation	Total	Total
	Table Total	Actually Paid	Table Total for	Actually Paid to	Shareholder	Shareholder
	for PEO	to PEO	Non-PEO NEOs	Non-PEO NEOs	Return	Return	Net Income	Total Revenue
Year	($)(1)	($)(2)	($)(3)	($)(2)(3)	($)	($)(4)	($) (in thousands)	($)(5) (in thousands)
2022	631,011	(5,045,468)	2,345,844	(294,720)	14.01	139.45	(740,343)	209,023
2021	11,034,910	7,376,568	4,197,184	(421,625)	51.02	179.61	(240,334)	112,408
2020	483,008	483,008	3,489,752	12,745,887	177.29	141.60	(34,015)	16,470

(1)	The dollar amounts reported are the amounts of total compensation reported for our CEO, Mr. Ric Fulop, in the Summary Compensation Table for the fiscal years 2022, 2021, and 2020. Mr. Fulop served as CEO for each of the years presented.
(2)	The dollar amounts reported represent the amount of “compensation actually paid” as computed in accordance with SEC rules. See the table below for the adjustments made in determining these amounts.
(3)	Reflects compensation information for our NEOs, other than our CEO, as described in the CD&A of this proxy statement. For 2022, reflects compensation information for Mr. Cole, Mr. Nogueira, Mr. Myerberg, Mr. Jafar, our former CEO of Desktop Health, Mr. Aggarwal, our former EVP of Corporate Development, and Mr. Haley, our former CFO. For 2021, reflects compensation information for Mr. Haley, Mr. Aggarwal, Mr. Jafar, Mr. Myerberg, Ms. Linardos, our former CFO, Mr. Mirman, our former Chief Marketing Officer, and Mr. El Siblani, our former CEO of EnvisionTEC. For 2020, reflects compensation information for Ms. Linardos and Mr. Billow, our former President.
(4)	The dollar amounts represent the cumulative TSR (the “Peer Group TSR”) of the S&P Small Cap 600 Information Technology Index for the relevant fiscal year, which is the peer group used by Desktop Metal for purposes of Item 201(e) of Regulation S-K under the Exchange Act in Desktop Metal’s Annual Report on Form 10-K for the year ended December 31, 2022.
(5)	Total revenue is a GAAP measure.

Compensation actually paid to our NEOs represents the “Total” compensation reported in the Summary Compensation Table for the applicable fiscal year, as adjusted as follows:

	2022		2021		2020
		Average Non-		Average Non-		Average Non-
	PEO	PEO NEOs	PEO	PEO NEOs	PEO	PEO NEOs
Adjustments	($)	($)	($)	($)	($)	($)
Deduction for Amounts Reported under the “Stock Awards” and “Option Awards” Columns in the Summary Compensation Table for Applicable FY	—	(1,885,066)	(10,018,870)	(3,617,338)	—	(3,115,921)
Increase based on ASC 718 Fair Value of Awards Granted during Applicable FY that Remain Unvested as of Applicable FY End, determined as of Applicable FY End	—	685,856	6,360,528	1,063,824	—	12,191,748
Increase/deduction for Awards Granted during Prior FY that were Outstanding and Unvested as of Applicable FY End, determined based on change in ASC 718 Fair Value from Prior FY End to Applicable FY End	(5,676,479)	(725,859)	—	(1,085,195)	—	—
Increase/deduction for Awards Granted during Prior FY that Vested During Applicable FY, determined based on change in ASC 718 Fair Value from Prior FY End to Vesting Date	—	(216,114)	—	(481,068)	—	(97,657)
Deduction of ASC 718 Fair Value of Awards Granted during Prior FY that were Forfeited during Applicable FY, determined as of Prior FY End	—	(541,086)	—	(499,032)	—	(2,365,538)
Increase based on Dividends or Other Earnings Paid during Applicable FY prior to Vesting Date	—	—	—	—	—	—
Increase based on Incremental Fair Value of Options/SARs Modified during Applicable FY	—	41,706	—	—	—	2,643,503
TOTAL ADJUSTMENTS	(5,676,479)	(2,640,563)	(3,658,342)	(4,618,809)	—	9,256,135

Narrative Disclosure to Pay Versus Performance Table

Pay versus Performance Tabular List

We believe the following performance measures represent the most important financial performance measures used by us to link compensation actually paid to our NEOs for the fiscal year ended December 31, 2022:

●	Total revenue;
●	Non-GAAP Margin; and
●	Adjusted EBITDA.

Refer to Appendix A for a reconciliation of Non-GAAP measures to the related GAAP measure.

Relationship Between Financial Performance Measures

The graphs below compare the compensation actually paid to our PEO and the average of the compensation actually paid to our remaining NEOs, with (i) our cumulative TSR, (ii) our Peer Group TSR, (iii) our net income, and (iv) our total revenue, in each case, for the fiscal years ended December 31, 2022, 2021 and 2020. For 2021, the compensation actually paid for our CEO was primarily due to the 2021 Founder Award he received. For 2022, the compensation actually paid for our CEO was impacted by Desktop Metal’s stock price depreciation. For 2021 and 2022, compensation actually paid for our other NEOs was primarily impacted by Desktop Metal’s share price depreciation.

TSR amounts reported in the graph assume an initial fixed investment of $100.

DIRECTOR COMPENSATION

In December 2020, we adopted a compensation program for our non-employee directors, referred to herein as the Director Compensation Program, which applies broadly to all of our non-employee directors. Pursuant to the Director Compensation Program, our non-employee directors received cash compensation as follows for 2022:

●	Each non-employee director received an annual cash retainer in the amount of $40,000 per year;
●	A non-employee chair of the board would receive an additional annual cash retainer in the amount of $45,000 per year;
●	The chairperson of the Audit Committee received additional annual cash compensation in the amount of $20,000 per year for such chairperson’s service on the Audit Committee. Each non-chairperson member of the Audit Committee received additional annual cash compensation in the amount of $10,000 per year for such member’s service on the Audit Committee;
●	The chairperson of the Compensation Committee received additional annual cash compensation in the amount of $15,000 per year for such chairperson’s service on the Compensation Committee. Each non-chairperson member of the Compensation Committee received additional annual cash compensation in the amount of $7,500 per year for such member’s service on the Compensation Committee; and
●	The chairperson of the Nominating and Corporate Governance Committee received additional annual cash compensation in the amount of $10,000 per year for such chairperson’s service on the Nominating and Corporate Governance Committee. Each non-chairperson member of the Nominating and Corporate Governance Committee received additional annual cash compensation in the amount of $5,000 per year for such member’s service on the Nominating and Corporate Governance Committee.

Director fees under the program are payable in arrears in four equal quarterly installments not later than the fifteenth day following the final day of each calendar quarter, provided that the amount of each payment will be prorated for any portion of a quarter that a director is not serving on our board.

Under the Director Compensation Program, upon a director’s initial appointment or election to our Board, such non-employee director is automatically granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $280,000 by the fair market value of a share of common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Initial Grant. Additionally, on the date of each annual stockholder’s meeting, each non-employee director is automatically granted a number of restricted stock units relating to shares of our Class A common stock equal to the quotient obtained by dividing $140,000 by the fair market value of a share of Class A common stock of the Company on the date of grant (with any partial shares that result rounded up to the nearest whole share), or the Annual Grant. The Initial Grant vests in substantially equal annual installments for three years from the date of grant, subject to continued service as a non-employee director through each applicable vesting date. The Annual Grant vests on the earlier of the first anniversary of the date of grant or the date of the next annual stockholder’s meeting following the date of grant, subject to continued service as a non-employee director through the vesting date. Upon a non-employee director’s termination of service on the Board due to death or disability or in the event of a change in control (as defined in the 2020 Plan) of our Company, the Initial Grant and the Annual Grant will vest in full. For any non-employee directors that are appointed to our Board after any annual stockholder’s meeting, such non-employee director will be eligible to receive a pro-rata portion of the Annual Grant for such year.

2022 Director Compensation

The following table sets forth the compensation earned by our non-employee directors for service on our board during 2022.

	Fees Earned	Stock
	Or Paid	Awards	Total
Name	in Cash ($)	($)(1)	($)
Scott Dussault	60,000	139,998	199,998
James Eisenstein	45,000	139,998	184,998
Dayna Grayson	55,000	139,998	194,998
Leo Hindery, Jr.(2)	34,457	139,998	174,455
Wen Hsieh	47,500	139,998	187,498
Jeff Immelt(3)	—	139,998	139,998
Stephen Nigro	40,000	139,998	179,998
Steve Papa	50,000	139,998	189,998
Bilal Zuberi	50,000	139,998	189,998

(1)	Amount reflects the grant date fair value of restricted stock units granted during fiscal year 2022 as calculated in accordance with ASC Topic 718, excluding the effect of estimated forfeitures. See Note 20 to the consolidated financial statements included in our annual report on Form 10-K for the fiscal year ended December 31, 2022 for information regarding the assumptions used in calculating this amount.
(2)	Effective August 11, 2022, Mr. Hindery resigned from the Board of Directors.
(3)	Mr. Immelt has waived his right to receive cash fees for his service on the Board of Directors.

The table below shows the aggregate numbers of option awards (exercisable and unexercisable) and unvested stock awards held as of December 31, 2022 by each non-employee director who was serving as of December 31, 2022.

		Unvested Restricted Shares
	Options Outstanding at	Outstanding at
Name	Fiscal Year End	Fiscal Year End
Scott Dussault	—	65,886
James Eisenstein	—	80,576
Dayna Grayson	61,060	60,085
Wen Hsieh	—	60,085
Jeff Immelt	390,789	60,085
Stephen Nigro	—	86,797
Steve Papa	61,060	60,085
Bilal Zuberi	—	60,085

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

The following includes a summary of transactions since January 1, 2022 to which we (including any of our subsidiaries) have been a party in which the amount involved exceeded or will exceed $120,000, and in which a related party has, had or will have a direct or indirect material interest, other than transactions that are described under the sections “Compensation of Our Named Executive Officers” and “Director Compensation.” We also describe below certain other transactions with our directors, executive officers and stockholders.

Registration Rights Agreement

On December 9, 2020, we consummated the business combination, or the Business Combination, contemplated by the Agreement and Plan of Merger, or the Merger Agreement, dated August 26, 2020 , by and among our company (formerly known as Trine Acquisition Corp.), Desktop Metal Operating, Inc. (formerly known as Desktop Metal, Inc.) and Sparrow Merger Sub, Inc., pursuant to which Sparrow Merger Sub, Inc. merged with and into Desktop Metal Operating, Inc., with Desktop Metal Operating, Inc. becoming our wholly owned subsidiary, we and certain stockholders of Legacy Desktop Metal and Trine entered into an amended and restated registration rights agreement, or the Registration Rights Agreement. Pursuant to the Registration Rights Agreement, we agreed to file a shelf registration statement with respect to the registrable securities under the Registration Rights Agreement within 45 days of the closing of the Business Combination. Up to twice in any 12-month period, certain Legacy Desktop Metal stockholders and Trine stockholders may request to sell all or any portion of their registrable securities in an underwritten offering so long as the total offering price is reasonably expected to exceed $75.0 million. We also agreed to provide customary “piggyback” registration rights. The Registration Rights Agreement also provides that we will pay certain expenses relating to such registrations and indemnify the stockholders against certain liabilities. The Registration Rights Agreement was terminated in March 2022.

Restricted Stock Unit Grant to Director

In June 2022, the Board of Directors approved grants of 60,085 restricted stock units, with an approximate fair value of $140,000, each to Scott Dussault, James Eisenstein, Dayna Grayson, Leo Hindery, Wen Hsieh, Jeff Immelt, Stephen Nigro, Steve Papa and Bilal Zuberi under the Director Compensation Program.

Bonuses

In December 2022, Mr. Haley received a $249,000 bonus in connection with his separation agreement. In June 2022, the Compensation Committee determined to pay out the amounts earned under the 2022 Bonus Plan in restricted stock units, and on February 15, 2023, the executive officers were granted fully-vested restricted stock units in the following amounts: Mr. Fulop (33,491); Mr. Cole (49,819); Mr. Myerberg (13,586); and Mr. Nogueira (16,304).

Director and Officer Indemnification

Legacy Desktop Metal’s charter and bylaws provided for indemnification and advancement of expenses for its directors and officers to the fullest extent permitted by the DGCL, subject to certain limited exceptions. Legacy Desktop Metal also entered into indemnification agreements with each of its directors. Following the Business Combination, these agreements were replaced with new indemnification agreements for each director and officer.

Procedures with Respect to Review and Approval of Related Person Transactions

Our Board of Directors recognizes the fact that transactions with related persons present a heightened risk of conflicts of interests (or the perception of such conflicts of interest). We have adopted a written policy on transactions with related persons that is in conformity with the requirements for issuers having publicly held common stock that is listed on the NYSE. Under the policy, our legal department is primarily responsible for developing and implementing processes and procedures to obtain information regarding related persons with respect to potential related person transactions and then determining, based on the facts and circumstances, whether such potential related person transactions do, in fact, constitute related person transactions requiring compliance with the policy. If the legal department determines that a transaction or relationship is a related person transaction requiring compliance with the policy, our general counsel will be required to present to the Audit Committee all relevant facts and circumstances relating to the related person transaction. The Audit Committee will be required to review the relevant facts and circumstances of each related person transaction, including if the transaction is on terms comparable to those that could be obtained in arm’s length dealings with an unrelated third party and the extent of the related person’s interest in the transaction, take into account the conflicts of interest and corporate opportunity provisions of the our code of business conduct and ethics, and either approve or disapprove the related person transaction. If advance Audit Committee approval of a related person transaction requiring the Audit Committee’s approval is not feasible, then the transaction may be preliminarily entered into by management upon prior approval of the transaction by the chair of the Audit Committee, subject to ratification of the transaction by the Audit Committee at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. If a transaction was not initially recognized as a related person transaction, then, upon such recognition, the transaction will be presented to the Audit Committee for ratification at the Audit Committee’s next regularly scheduled meeting; provided, that if ratification is not forthcoming, management will make all reasonable efforts to cancel or annul the transaction. Our management will update the Audit Committee as to any material changes to any approved or ratified related person transaction and will provide a status report at least annually of all then-current related person transactions. No director will be permitted to participate in approval of a related person transaction for which he or she is a related person.

DELINQUENT SECTION 16(A) REPORTS

Section 16(a) of the Exchange Act requires our directors, officers (as defined under Rule 16a-1(f) under the Exchange Act) and stockholders who beneficially own more than 10% of any class of our equity securities registered pursuant to Section 12 of the Exchange Act (collectively, the “Reporting Persons”) to file initial statements of beneficial ownership of securities and statements of changes in beneficial ownership of securities with respect to our equity securities with the SEC. All Reporting Persons are required by SEC regulation to furnish us with copies of all reports that such Reporting Persons file with the SEC pursuant to Section 16(a). Based solely on our review of the copies of such forms received by us and upon written representations of the Reporting Persons received by us, we believe that there has been compliance with all Section 16(a) filing requirements applicable to such Reporting Persons with respect to the fiscal year ended December 31, 2022.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table sets forth information with respect to the beneficial ownership of our Class A common stock, as of April 10, 2023 by:

●	each person or group of affiliated persons known by us to beneficially own more than 5% of our Class A common stock;
●	each of our named executive officers;
●	each of our directors; and
●	all of our executive officers and directors as a group.

The number of shares beneficially owned by each stockholder is determined under rules issued by the SEC. Under these rules, beneficial ownership includes any shares as to which the individual or entity has sole or shared voting power or investment power. Applicable percentage ownership is based on 320,794,729 shares of Class A common stock outstanding as of April 10, 2023. In computing the number of shares beneficially owned by an individual or entity and the percentage ownership of that person, shares of Class A common stock subject to options, warrants or other rights held by such person that are currently exercisable or will become exercisable within 60 days of April 10, 2023 are considered outstanding, although these shares are not considered outstanding for purposes of computing the percentage ownership of any other person. Unless noted otherwise, the address of all listed stockholders is c/o Desktop Metal, Inc., 63 3rd Ave., Burlington, MA 01803. Each of the stockholders listed has sole voting and investment power with respect to the shares beneficially owned by the stockholder unless noted otherwise, subject to community property laws where applicable.

	Shares Beneficially Owned
	Number of	Percentage
	Shares of	Ownership of
	Class A	Outstanding
	Common Stock	Class A
Name of Beneficial Owner	Beneficially Owned	Common Stock
5% or Greater Stockholders
KPCB Holdings, Inc., as nominee(1)	17,631,665	5.50%
Entities affiliated with The Vanguard Group(2)	22,051,032	6.87%
Entities affiliated with BlackRock(3)	20,629,705	6.43%

Named Executive Officers and Directors
Ric Fulop(4)	22,173,559	6.91%
Jason Cole(5)	32,401	*
Jonah Myerberg(6)	3,331,043	1.04%
Thomas Nogueira (7)	242,743	*
Scott Dussault(8)	60,085	*
James Eisenstein(9)	113,398	*
Dayna Grayson(10)	119,596	*
Wen Hsieh(1) (11)	17,707,118	5.52%
Jeff Immelt(12)	452,574	*
Stephen Nigro(13)	63,901	*
Steve Papa(14)	118,705	*
Bilal Zuberi(15)	75,453	*
James Haley(16)	100,000	*
Arjun Aggarwal(17)	370,786	*
Michael Jafar	—	*
Leo Hindery, Jr.(18)	15,368	*
All executive officers and directors as a group (12 persons)(19)	44,490,576	13.87%

*	less than 1%
(1)	All shares are held for convenience in the name of “KPCB Holdings, Inc., as nominee” for the accounts of such entities. Consists of 16,909,580 shares held by Kleiner Perkins Caufield & Byers XVI, LLC (“KPCB XVI”), 586,570 shares held by KPCB XVI Founders Fund, LLC (“XVI Founders”), 131,219 shares held by Kleiner Perkins Caufield & Byers XVII, LLC (“KPCB XVII”), and 4,296 shares held by KPCB XVII Founders Fund, LLC (“XVII Founders”). The managing member of KPCB XVI and XVI Founders is KPCB XVI Associates, LLC (“KPCB XVI Associates”). Beth Seidenberg, L. John Doerr, Randy Komisar, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVI Associates, exercise shared voting and dispositive control over the shares held by KPCB XVI and XVI Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVI and XVI Founders except to the extent of their pecuniary interest therein. The managing member of KPCB XVII and XVII Founders is KPCB XVII Associates, LLC (“KPCB XVII Associates”). Beth Seidenberg, Ilya Fushman, Mamoon Hamid, Theodore E. Schlein and Wen Hsieh, the managing members of KPCB XVII Associates, exercise shared voting and dispositive control over the shares held by KPCB XVII and XVII Founders. Such managing members disclaim beneficial ownership of all shares held by KPCB XVII and XVII Founders except to the extent of their pecuniary interest therein. The principal business address for all entities and individuals affiliated with Kleiner Perkins Caufield & Byers is c/o Kleiner Perkins Caufield & Byers, LLC, 2750 Sand Hill Road, Menlo Park, CA 94025.
(2)	This information is based solely on information reported on a Schedule 13G filed on February 9, 2023 on The Vanguard Group – 23-1945930. According to the report, The Vanguard Group – 23-1945930 has sole voting power with respect to no shares of Class A common stock, shared voting power with respect to 169,093 shares of Class A common stock, sole dispositive power with respect to 21,662,640 shares of Class A common stock and shared dispositive power with respect to 388,392 shares of Class A common stock. The business address of The Vanguard Group – 23-1945930 is 100 Vanguard Blvd., Malvern, PA 09355.
(3)	This information is based solely on information reported on a Schedule 13G filed on February 3, 2023 on BlackRock, Inc.. According to the report, BlackRock Inc, has sole voting power with respect to 20,029,443 shares of Class A common stock, shared voting power with respect to no shares of Class A common stock, sole dispositive power with respect to 20,629,705 shares of Class A common stock and shared dispositive power with respect to no shares of Class A common stock. The business address of BlackRock is 55 East 52nd Street, New York, NY 10055.
(4)	Consists of (a) 20,286,778 shares of Class A common stock held directly by Mr. Fulop, (b) 628,927 shares of Class A common stock held by Bluebird Trust, (c) 628,927 shares of Class A common stock held by Khaki Campbell Trust, and (d) 628,927 shares of Class A common stock held by Red Tailed Hawk Trust. The trustee of the Bluebird Trust, Khaki Campbell Trust and Red Tailed Hawk Trust is Steve Papa. Voting and investment power over the shares held of record by the trusts is exercised by Mr. Fulop and his wife.
(5)	Consists of 32,401 shares of Class A common stock.
(6)	Consists of (a) 2,289,664 shares of Class A common stock held directly by Mr. Myerberg, (b) 1,017,274 shares of Class A common stock held by his spouse, (c) 24,105 shares of Class A common stock subject to options held by Mr. Myerberg that are exercisable within 60 days of April 10, 2023.
(7)	Consists of (a) 76,761 shares of Class A common stock, (b) 148,763 shares of Class A common stock subject to options held by Mr. Nogueira that are exercisable within 60 days of April 10, 2023 and (c) 17,219 shares of Class A common stock subject to restricted stock units held by Mr. Nogueira that vest within 60 days of April 10, 2023.
(8)	Consists of 60,085 shares of Class A common stock subject to restricted stock units held by Mr. Dussault that vest within 60 days of April 10, 2023.
(9)	Consists of (a) 53,313 shares of Class A common stock and (b) 60,085 shares of Class A common stock subject to restricted stock units held by Mr. Eisenstein that vest within 60 days of April 10, 2023.
(10)	Consists of (a) 16,259 shares of Class A common stock, (b) 43,252 shares of Class A common stock subject to options held by Ms. Grayson that are exercisable within 60 days of April 10, 2023 and (c) 60,085 shares of Class A common stock subject to restricted stock units held by Ms. Grayson that vest within 60 days of April 10, 2023.
(11)	Consists of (a) 15,368 shares of Class A common stock and (b) 60,085 shares of Class A common stock subject to restricted stock units held by Mr. Hsieh that vest within 60 days of April 10, 2023.
(12)	Consists of (a) 55,125 shares of Class A common stock, (b) 337,364 shares of Class A common stock subject to options held by Mr. Immelt that are exercisable within 60 days of April 10, 2023 and (c) 60,085 shares of Class A common stock subject to restricted stock units held by Mr. Immelt that vest within 60 days of April 10, 2023.
(13)	Consists of 63,901 shares of Class A common stock subject to restricted stock units held by Mr. Nigro that vest within 60 days of April 10, 2023.

(14)	Consists of (a) 15,368 shares of Class A common stock, (b) 43,252 shares of Class A common stock subject to options held by Mr. Papa that are exercisable within 60 days of April 10, 2023 and (c) 60,085 shares of Class A common stock subject to restricted stock units held by Mr. Papa that vest within 60 days of April 10, 2023.
(15)	Consists of (a) 15,368 shares of Class A common stock and (b) 60,085 shares of Class A common stock subject to restricted stock units held by Mr. Zuberi that vest within 60 days of April 10, 2023.
(16)	Consists of 100,000 shares of Class A common stock.
(17)	Consists of (a) 10,525 shares of Class A common stock and (b) 360,261 shares of Class A common stock subject to options held by Mr. Aggarwal that are exercisable within 60 days of April 10, 2023.
(18)	Consists of 15,368 shares of Class A common stock.
(19)	Consists of (a) 43,392,125f shares of Class A common stock, (b) 596,736 shares of Class A common stock subject to options that are exercisable within 60 days of April 10, 2023, and (c) 501,715 shares of Class A common stock subject to restricted stock units that vest within 60 days of April 10, 2023.

STOCKHOLDERS’ PROPOSALS

Stockholders who intend to have a proposal considered for inclusion in our proxy materials for presentation at our 2024 Annual Meeting of Stockholders pursuant to Rule 14a-8 under the Exchange Act must submit the proposal to our Secretary at our offices at 63 3rd Avenue, Burlington, MA 01803 in writing not later than December 27, 2023.

Stockholders intending to present a proposal at the 2024 Annual Meeting of Stockholders, but not to include the proposal in our proxy statement, or to nominate a person for election as a director, must comply with the requirements set forth in our Bylaws. Our Bylaws require, among other things, that our Secretary receive written notice from the stockholder of record of their intent to present such proposal or nomination not less than 90 days nor more than 120 days prior to the one-year anniversary of the preceding year’s annual meeting. Therefore, we must receive notice of such a proposal or nomination for the 2024 Annual Meeting of Stockholders no earlier than February 9, 2024 and no later than March 10, 2024. The notice must contain the information required by the Bylaws, a copy of which is available upon request to our Secretary.

We reserve the right to reject, rule out of order, or take other appropriate action with respect to any proposal that does not comply with these or other applicable requirements.

In addition to satisfying the foregoing requirements under the Company’s bylaws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than April 9, 2024.

OTHER MATTERS

Our Board of Directors is not aware of any matter to be presented for action at the Annual Meeting other than the matters referred to above and does not intend to bring any other matters before the Annual Meeting. However, if other matters should come before the Annual Meeting, it is intended that holders of the proxies named on the Company’s proxy card will vote thereon in their discretion.

SOLICITATION OF PROXIES

The accompanying proxy is solicited by and on behalf of our Board of Directors, whose Notice of Annual Meeting is attached to this proxy statement, and the entire cost of our solicitation will be borne by us. In addition to the use of mail, proxies may be solicited by personal interview, telephone, e-mail and facsimile by our directors, officers and other employees who will not be specially compensated for these services. We will also request that brokers, nominees, custodians and other fiduciaries forward soliciting materials to the beneficial owners of shares held by the brokers, nominees, custodians and other fiduciaries. We will reimburse these persons for their reasonable expenses in connection with these activities.

Certain information contained in this proxy statement relating to the occupations and security holdings of our directors and officers is based upon information received from the individual directors and officers.

We intend to file a proxy statement and WHITE proxy card with the SEC in connection with our solicitation of proxies for our 2024 annual meeting of stockholders. Stockholders may obtain our proxy statement (and any amendments and supplements thereto) and other documents as and when filed with the SEC without charge from the SEC’s website at: www.sec.gov.

ANNUAL REPORT ON FORM 10-K

A copy of Desktop Metal’s Annual Report on Form 10-K for the fiscal year ended December 31, 2022, including financial statements and schedules thereto but not including exhibits, as filed with the SEC, will be sent to any stockholder of record on April 10, 2023 without charge upon written request addressed to:

Desktop Metal, Inc.
Attention: Secretary
63 3rd Avenue

Burlington, MA 01803

A reasonable fee will be charged for copies of exhibits. You also may access this proxy statement and our Annual Report on Form 10-K at www.proxyvote.com. You also may access our Annual Report on Form 10-K for the fiscal year ended December 31, 2022 at https://ir.desktopmetal.com/corporate-governance.

WHETHER OR NOT YOU PLAN TO ATTEND THE ANNUAL MEETING ONLINE, WE URGE YOU TO VOTE YOUR SHARES VIA THE TOLL-FREE TELEPHONE NUMBER OR OVER THE INTERNET, AS DESCRIBED IN THIS PROXY STATEMENT. IF YOU RECEIVED A COPY OF THE PROXY CARD BY MAIL, YOU MAY SIGN, DATE AND MAIL THE PROXY CARD IN THE ENCLOSED RETURN ENVELOPE. PROMPTLY VOTING YOUR SHARES WILL ENSURE THE PRESENCE OF A QUORUM AT THE ANNUAL MEETING AND WILL SAVE US THE EXPENSE OF FURTHER SOLICITATION.

By Order of the Board of Directors

/s/ Meg Broderick

Meg Broderick
General Counsel and Secretary

Burlington, Massachusetts
April 25, 2023

APPENDIX A: Reconciliation of Non-GAAP Financial Measures

Management uses certain non-GAAP financial measures and considers them to be important supplemental measures of the Company’s performance. Management also believes these non-GAAP financial measures provide additional insight for analysts and investors in evaluating the Company’s financial and operating performance. These non-GAAP financial measures should not be considered alternatives to, or more meaningful indicators of, the Company’s financial measures in accordance with GAAP. The Company’s methods of determining these non-GAAP financial measures may differ from the methods used by other companies and may not be comparable.

Non-GAAP Margin

Non-GAAP Margin Metric is defined as gross margin in accordance with U.S. GAAP excluding specific specified items outlined in the table below.

	For the Year Ended
	December 31,
(Dollars in thousands)	2022	2021
GAAP gross margin	$15,071	$18,293
Stock-based compensation included in cost of sales(1)	2,257	1,018
Amortization of acquired intangible assets included in cost of sales(2)	23,707	8,467
Restructuring expense in cost of sales(3)	3,273	—
Inventory step-up adjustment in cost of sales(4)	1,496	2,194
Acquisition-related and integration costs included in cost of sales(5)	1,148	—
Non-GAAP gross margin	$46,952	$29,972

(1)	Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
(2)	Amortization of acquired intangible assets is a non-cash expense that is impacted by the timing and magnitude of our acquisitions. We believe the assessment of our operations excluding these costs is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(3)	Restructuring expenses are costs related to strategic integration and cost optimization initiatives which include global workforce reductions, facilities consolidation, and other operational savings measures. We believe the assessment of our operations excluding these costs is relevant to an understanding of internal operations and to comparisons with the performance of other companies in our industry.
(4)	Inventory step-up are adjustments related to recording the inventory of acquired business at fair value on the date of acquisition. These adjustments are booked cost of sales. The occurrence and amount of these adjustments will vary depending on the timing and size of acquisitions. We believe excluding inventory step-up adjustments facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(5)	Acquisition-related and integration costs are direct costs related to potential and completed acquisitions, including transaction fees, due diligence costs, severance, professional fees, and integration activities. Other transactional charges include third-party costs related to structuring unusual transactions. The occurrence and amount of these costs will vary depending on the timing and size of acquisitions. We believe excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

EBITDA and Adjusted EBITDA

EBITDA is defined as net loss plus net interest income, provision for income taxes, depreciation and amortization expense and in-process research and development assets acquired. Adjusted EBITDA is defined as EBITDA adjusted for change in fair value of warrant liability, change in fair value of investments, inventory step-up adjustments, stock-based compensation expense, warrant expense and transaction costs associated with acquisitions.

	For the Years Ended
	December 31,
(Dollars in thousands)	2022	2021
Net loss attributable to common stockholders	$(740,343)	$(240,334)
Interest (income) expense, net	1,743	(334)
Income tax benefit	(1,498)	(29,668)
Depreciation and amortization	50,767	24,854
In-process research and development assets acquired(1)	—	25,581
EBITDA	(689,331)	(219,901)
Change in fair value of warrant liability(2)	—	56,576
Change in fair value of investments(3)	8,164	12,475
Inventory step-up adjustment(4)	1,496	2,194
Stock compensation expense(5)	48,785	28,778
Restructuring expense(6)	6,957	—
Goodwill impairment(7)	498,800	—
Acquisition-related and integration costs(8)	6,766	23,788
Adjusted EBITDA	$(118,363)	$(96,090)

(1)	In-process research and development assets acquired are direct costs related to assets acquisitions where the intangible assets acquired were determined to have no alternative future use. This is a non-recurring expense and we believe excluding acquired in-process research and development facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(2)	Change in fair value of warrant liability is a non-cash gain or loss impacted by the fair value of the Private Placement Warrants. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(3)	Change in fair value of investments is a non-cash gain or loss impacted by the change in fair value of convertible debt instruments and the equity investment. We believe the assessment of our operations excluding this activity is relevant to our assessment of internal operations and to comparisons with the performance of other companies in our industry.
(4)	Inventory step-up are adjustments related to recording the inventory of acquired business at fair value on the date of acquisition. These adjustments are booked cost of sales. The occurrence and amount of these adjustments will vary depending on the timing and size of acquisitions. We believe excluding inventory step-up adjustments facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.
(5)	Stock-based compensation is a non-cash expense relating to stock-based awards issued to executive officers, employees, and outside directors, consisting of options and restricted stock units. We exclude this expense because it is a non-cash expense and we assess our internal operations excluding this expense and believe it facilitates comparisons to the performance of other companies in our industry.
(6)	Restructuring expenses are costs related to strategic integration and cost optimization initiatives which include global workforce reductions, facilities consolidation, and other operational savings measures. We believe the assessment of our operations excluding these costs is relevant to an understanding of internal operations and to comparisons with the performance of other companies in our industry.
(7)	Goodwill impairment is a non-cash charge to write down the carrying amount of goodwill following a quantitative impairment assessment where it was determined that the estimated fair value of the reporting unit was less than its carrying amount. We believe the assessment of our operations excluding this charge is relevant to an understanding of internal operations and to comparisons with the performance of other companies in our industry.
(8)	Acquisition-related and integration costs are direct costs related to potential and completed acquisitions, including transaction fees, due diligence costs, severance, professional fees, and integration activities. Other transactional charges include third-party costs related to structuring unusual transactions. The occurrence and amount of these costs will vary depending on the timing and size of acquisitions. We believe excluding acquisition-related costs facilitates the comparison of our financial results to our historical operating results and to other companies in our industry.

THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED. KEEP THIS PORTION FOR YOUR RECORDS DETACH AND RETURN THIS PORTION ONLY TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS: Signature [PLEASE SIGN WITHIN BOX] Date Signature (Joint Owners) Date SCAN TO VIEW MATERIALS & VOTE 0 0 0 0 0 0 0 0 0 0 0 0 0000610737_1 R1.0.0.6 DESKTOP METAL, INC. 63 3RD AVENUE BURLINGTON, MA 01803 VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above Use the Internet to transmit your voting instructions and for electronic delivery of information. Vote by 11:59 P.M. ET on 06/07/2023. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form. VOTE BY PHONE - 1-800-690-6903 Use any touch-tone telephone to transmit your voting instructions. Vote by 11:59 P.M. ET on 06/07/2023. Have your proxy card in hand when you call and then follow the instructions. VOTE BY MAIL Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717. The Board of Directors recommends you vote FOR the following: 1. Election of Class III Directors Nominees For Against Abstain 1A Ric Fulop 1B Scott Dussault The Board of Directors recommends you vote FOR proposals 2 and 3. For Against Abstain 2 To ratify the appointment of Deloitte & Touche as the Company's independent registered public accountants for the fiscal year ending December 31, 2023. 3 To approve, on an advisory, non-binding basis, the compensation paid to our named executive officers. NOTE: Such other business as may properly come before the Annual Meeting or any continuation, postponement or adjournment of the Annual Meeting. Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

0000610737_2 R1.0.0.6 Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting: The Notice & Proxy Statement, Form 10-K is/are available at www.proxyvote.com DESKTOP METAL, INC. Annual Meeting of Shareholders June 8, 2023 12:00 p.m. This proxy is solicited by the Board of Directors The shareholder(s) hereby appoint(s) Ric Fulop, Meg Broderick and Jason Cole, or either of them, as proxies, each with the power to appoint (his/her) substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side of this ballot, all of the shares of Common stock of DESKTOP METAL, INC. that the shareholder(s) is/are entitled to vote at the Annual Meeting of shareholder(s) to be held at 12:00 p.m., ET on 6/8/23, at the Meeting live via the Internet - please visit www.virtualshareholdermeeting.com/DM2023 - and any continuation, postponement or adjournment thereof. This proxy, when properly executed, will be voted in the manner directed herein. If no such direction is made, this proxy will be voted in accordance with the Board of Directors' recommendations. Continued and to be signed on reverse side